UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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PILGRIM'S PRIDE CORPORATION

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Pilgrim's Pride Corporation
1770 Promontory Circle
Greeley, Colorado 80634

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 27, 2012
The annual meeting of stockholders of Pilgrim's Pride Corporation will be held at Pilgrim's Pride corporate headquarters, at 1770 Promontory Circle, Greeley, Colorado, on Friday, April 27, 2012, at 8:00 a.m., local time, to consider and vote on the following matters:

1.
To elect Wesley Mendonça Batista, Joesley Mendonça Batista, Don Jackson, William W. Lovette, Marcus Vinicius Pratini de Moraes and Wallim Cruz De Vasconcellos Junior as the six JBS Directors for the ensuing year;

2.	To elect Michael L. Cooper and Charles Macaluso as the two Equity Directors for the ensuing year;

3.	To conduct a stockholder advisory vote on executive compensation;

4.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2012; and

5.	To transact such other business as may properly be brought before the meeting or any adjournment thereof.
No other matters are expected to be voted on at the annual meeting.
The Board of Directors has fixed the close of business on March 9, 2012, as the record date for determining stockholders entitled to notice of, and to vote at, the annual meeting. If you owned shares of our common stock at the close of business on that date, you are cordially invited to attend the annual meeting. Whether or not you plan to attend the annual meeting, please vote at your earliest convenience. Most stockholders have three options for submitting their votes prior to the meeting:
(1)    via the internet;
(2)    by phone; or
(3)    by mail.

Please refer to the specific instructions set forth on the enclosed proxy card.
Admission to the annual meeting will be limited to our stockholders, proxy holders and invited guests. If you are a stockholder of record, please bring photo identification to the annual meeting. If you hold shares through a bank, broker or other third party, please bring photo identification and a current brokerage statement.

WILLIAM W. LOVETTE
Greeley, Colorado	President and
March 27, 2012	Chief Executive Officer

YOUR VOTE IS IMPORTANT!
PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY OR VOTE YOUR SHARES ON THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 27, 2012: The Proxy Statement and the 2011 Annual Report on Form 10-K are available at www.envisionreports.com/PPC. Enter the 12-digit control number located on the proxy card and click “View 2012 Stockholder Material.”

Pilgrim's Pride Corporation
1770 Promontory Circle
Greeley, Colorado 80634

PROXY STATEMENT

GENERAL INFORMATION

Why did I receive this proxy statement?
The Board of Directors (the “Board of Directors” or the “Board”) of Pilgrim's Pride Corporation is soliciting stockholder proxies for use at our annual meeting of stockholders to be held at the Pilgrim's Pride corporate headquarters, at 1770 Promontory Circle, Greeley, Colorado, on Friday, April 27, 2012, at 8:00 a.m., local time, and any adjournments thereof (the “Annual Meeting” or the “meeting”). This proxy statement, the accompanying proxy card and the annual report to stockholders of Pilgrim's Pride Corporation are being mailed on or about March 27, 2012. Throughout this proxy statement, we will refer to Pilgrim's Pride Corporation as “Pilgrim's Pride,” “Pilgrim's,” “PPC,” “we,” “us” or the “Company.”
What is the record date for the Annual Meeting and why is it important?
The Board of Directors has fixed March 9, 2012 as the record date for determining stockholders who are entitled to vote at the Annual Meeting (the “Record Date”). At the close of business on the Record Date, Pilgrim's Pride had 258,926,358 shares of common stock, par value $0.01 per share, issued and outstanding.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Most stockholders of Pilgrim's Pride hold their shares through a broker, bank or other nominee, rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
Stockholders of Record: If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote in person at the meeting.
Beneficial Owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker on how to vote your shares, and you are also invited to attend the meeting. Since you are not the stockholder of record, however, you may not vote your shares in person at the meeting unless you obtain a signed proxy from the holder of record giving you the right to vote the shares.
What is a proxy?
A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the proxies appointed by the Board and identified on the proxy card the authority to vote your shares in the manner you indicate on your proxy card.
What if I receive more than one proxy card?
You will receive multiple proxy cards if you hold shares of our common stock in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts. If your shares are held in “street name” (i.e., by a broker, bank or other nominee), you will receive your proxy card or voting information from your nominee, and you must return your voting instructions to that nominee. You should complete, sign and return each proxy card you receive or submit your voting instructions for each proxy card.
What are the voting rights of the common stock?
Each holder of record of our common stock on the Record Date is entitled to cast one vote per share on each matter presented at the meeting.

What are the three categories of Directors?
In connection with the Company's emergence from Chapter 11 bankruptcy proceedings on December 28, 2009, the Company adopted an Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”) and entered into a stockholders agreement (the “JBS Stockholders Agreement”) with our largest stockholder, JBS USA Holdings, Inc. (“JBS USA”). Our Certificate of Incorporation establishes three categories of directors: JBS Directors, Equity Directors and the Founder Director. On March 12, 2012, Lonnie "Bo" Pilgrim resigned from his position as the Founder Director. As a result, our Certificate of Incorporation now provides for six JBS Directors and three Equity Directors.
JBS Directors are the six Directors designated as JBS Directors pursuant to the terms of the Company's Certificate of Incorporation. Successor JBS Directors will be nominated by the JBS Nominating Committee. The current JBS Directors are Wesley Mendonça Batista, Joesley Mendonça Batista, Don Jackson, William W. Lovette, Marcus Vinicius Pratini de Moraes and Wallim Cruz De Vasconcellos Junior.
Equity Directors are the three Directors designated as Equity Directors or their successors nominated or appointed by the Equity Nominating Committee or any stockholders other than JBS USA and its affiliates (“Minority Investors”). The current Equity Directors are Michael L. Cooper and Charles Macaluso. Because of the timing of Mr. Pilgrim's resignation, the Equity Nominating Committee has not nominated any person as the third Equity Director. As a result, the third Equity Director position is currently vacant. However, the Equity Nominating Committee has the power to appoint an Equity Director for the vacant position after the Annual Meeting.
What are the differences between the categories of Directors?
All of our Directors serve coequal one-year terms. However, only JBS Directors can serve as members of the JBS Nominating Committee, and only Equity Directors can serve on the Equity Nominating Committee.
The JBS Stockholders Agreement requires JBS USA and its affiliates to vote all of Pilgrim's Pride common stock that they hold in the same manner as the shares held by all Minority Investors with respect to the election or removal of Equity Directors. Consequently, the vote of the Minority Investors will determine the outcome of the election of Equity Directors.
With respect to all other matters submitted to a vote of holders of common stock, including the election or removal of any JBS Directors, JBS USA and its affiliates may vote shares of common stock held by them in their sole and absolute discretion.
What is the “Say on Pay” Vote?
With Proposal 3, the Board is providing stockholders with the opportunity to cast an advisory vote on the compensation of our Named Executive Officers. This proposal, commonly known as a “Say on Pay” proposal, gives you, as a stockholder, the opportunity to endorse or not endorse our executive compensation programs and policies and the compensation paid to our Named Executive Officers.
How do I vote my shares?
If you are a “stockholder of record,” you have several choices. You can vote your proxy:

•	by completing, dating, signing and mailing the enclosed proxy card;

•	over the telephone; or

•	via the internet.
Please refer to the specific instructions set forth on the enclosed proxy card.
If you hold your shares in “street name,” your broker, bank or nominee will provide you with materials and instructions for voting your shares.
If you are a current or former employee of Pilgrim's Pride who holds shares in the Pilgrim's Pride Retirement Savings Plan or the To-Ricos Employee Savings and Retirement Plan, you will receive voting instructions from the trustee of the plans for the shares allocated to your account.

What are the Board's recommendations on how I should vote my shares?
The Board recommends that you vote your shares as follows:

Proposal 1:	FOR the election of all six nominees for JBS Director.

Proposal 2:	FOR the election of both nominees for Equity Director.

Proposal 3:	FOR the approval of the advisory vote on executive compensation.

Proposal 4:	FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2012.
What are my choices when voting?
With respect to:

Proposal 1:
You may either (i) vote “FOR” the election of all JBS Director nominees as a group; (ii) withhold your vote on all JBS Director nominees as a group; or (iii) vote “FOR” the election of all JBS Director nominees as a group except for certain nominees identified by you in the appropriate area on the proxy card or voting instructions.

Proposal 2:
You may either (i) vote “FOR” the election of both Equity Director nominees as a group; (ii) withhold your vote on both Equity Director nominees as a group; or (iii) vote “FOR” the election of both Equity Director nominees as a group except for certain nominees identified by you in the appropriate area on the proxy card or voting instructions.

Proposal 3:
In each case, you may vote “FOR” or “AGAINST” the proposal, or you may elect to abstain from voting your shares. Abstaining will have the same effect as a vote against the proposal, as discussed below.

Proposal 4:
In each case, you may vote “FOR” or “AGAINST” the proposal, or you may elect to abstain from voting your shares. Abstaining will have the same effect as a vote against the proposal, as discussed below.

How will my shares be voted if I do not specify my voting instructions?
If you sign and return your proxy card without indicating how you want your shares to be voted, the proxies appointed by the Board will vote your shares as follows:

Proposal 1:	FOR the election of all six nominees for JBS Director.

Proposal 2:	FOR the election of both nominees for Equity Director.

Proposal 3:	FOR the approval of this advisory vote on executive compensation.

Proposal 4:	FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2012.
If you are a current or former employee of Pilgrim's Pride who holds shares through the Pilgrim's Pride Retirement Savings Plan or the To-Ricos Employee Savings and Retirement Plan you will given the opportunity to provide instruction to the trustee with respect to how to vote your shares.  Any shares for which instructions are not received (i) shall be voted by the trustee in accordance with instructions provided by Pilgrim's Pride with respect to shares held under the Pilgrim's Pride Retirement Savings Plan and (ii) will not be voted with respect to shares held under the To-Ricos Employee Savings and Retirement Plan.
What is a quorum?
A “quorum” is necessary to hold the meeting. A quorum consists of a majority of the voting power of our common stock issued and outstanding and entitled to vote at the meeting, including the voting power that is present in person or by proxy. If a quorum is not represented in person or by proxy at the meeting or any adjourned meeting, the chairman of the meeting may postpone the meeting from time to time until a quorum will be represented. At any adjourned meeting at which a quorum is represented, any business may be transacted that might have been transacted at the meeting as originally called. JBS USA owned or controlled over 50% of the voting power of our outstanding common stock on the Record Date. Therefore, JBS USA will be able to assure a quorum is present.
What vote is required to approve the proposals for the election of the JBS Directors and the Equity Directors?
Directors will be elected by a plurality of the voting power of our common stock present in person or represented by proxy and entitled to vote at the meeting. This means that the director who receives the most votes will be elected.
Because JBS USA owned or controlled over 50% of the voting power of our outstanding common stock on the Record Date, they will be able to elect all of the nominees for JBS Directors and, with certain exceptions, determine the outcome of all other matters presented to a vote of the stockholders. The JBS Stockholders Agreement, however, requires JBS USA and its affiliates to vote all of our common stock owned by them in the same manner as the shares held by the Minority Investors with respect to the election or removal of Equity Directors. Consequently, the vote of the Minority Investors will determine the outcome of Proposal 2.
How Many Votes Are Required for Advisory Approval of Executive Compensation?
With regard to Proposal 3, the stockholder advisory vote on executive compensation, the results of this vote are not binding on the Board, meaning that our Board will not be obligated to take any compensation actions, or to adjust our executive compensation programs or policies, as a result of the vote. Notwithstanding the advisory nature of the vote, the resolution will be considered passed with the affirmative vote of a majority of the votes present at the Annual Meeting. With respect to Proposal 3, JBS USA and its affiliates may vote shares of Pilgrim's Pride common stock held by them in their sole and absolute discretion.
What vote is required to approve the proposals for the election of the ratification of the appointment of KPMG LLP and any other item of business to be voted upon at the meeting?
The affirmative vote of a majority of the voting power of our common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the ratification of the appointment of our independent registered public accounting firm and approval of any other item of business to be voted upon at the meeting.
With respect to approval of any other item of business to be voted upon at the meeting, including the election or removal of any JBS Directors, JBS USA and its affiliates may vote shares of Pilgrim's Pride common stock held by them in their sole and absolute discretion.
How are abstentions and broker non-votes treated?
Abstentions from voting on any matter will be counted in the tally of votes. Abstentions will have no effect on the election of Directors. However, an abstention will have the same effect as a vote against any other proposals.
A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. A broker non-vote will be deemed “present” at the Annual Meeting and will be counted for purposes of determining whether a quorum exists. Under the rules that govern brokers who are voting with respect to shares held by them in street name, if the broker has not been furnished with voting instructions by its client at least ten days before the meeting, those brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the appointment of an independent registered public accounting firm, submitted to the stockholders in Proposal 4. Non-routine matters include the election of Directors and the advisory votes on executive compensation, submitted to stockholders in Proposal 1, Proposal 2 and Proposal 3. As a result, with regard to Proposal 1, Proposal 2 and Proposal 3, brokers have no discretion to vote shares where no voting instructions are received, and no vote will be cast if you do not vote on those proposals. Consequently, broker non-votes will have no effect on the elections of Directors or the advisory votes on executive compensation. We urge you to vote on ALL voting items.
Can I change my vote after I have mailed in my proxy card?
Yes. You may revoke your proxy by doing one of the following:

•	by sending to the Secretary of the Company a written notice of revocation that is received prior to the meeting;

•	by submitting a new proxy card bearing a later date to the Secretary of the Company so that it is received prior to the meeting; or

•	by attending the meeting and voting your shares in person.
Who will pay the cost of this proxy solicitation?
We will pay the cost of preparing, printing and mailing this proxy statement and of soliciting proxies. We will request brokers, custodians, nominees and other like parties to forward copies of proxy materials to beneficial owners of our common stock and will reimburse these parties for their reasonable and customary charges or expenses.
Is this proxy statement the only way that proxies are being solicited?
No. In addition to mailing these proxy materials, certain of our Directors, officers or employees may solicit proxies by telephone, facsimile, e-mail or personal contact. They will not be specifically compensated for doing so.
Stockholder Proposals for 2013 Annual Meeting
We currently expect that our 2013 Annual Meeting of Stockholders will be held on April 26, 2013. Our bylaws state that a stockholder must have given our Secretary written notice, at our principal executive offices, of the stockholder's intent to present a proposal (including nominations of Directors) at the 2013 Annual Meeting by December 27, 2012, but not before July 30, 2012. Additionally, in order for stockholder proposals submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to be considered for inclusion in the proxy materials for the 2013 Annual Meeting, they must be received by our Secretary at our principal executive offices no later than the close of business on November 27, 2012.

PROPOSAL 1. ELECTION OF JBS DIRECTORS
Subject to limited exceptions, our Certificate of Incorporation specifies that the Board of Directors will consist of nine members. Our Board currently has eight members, with one vacant position. Proxies cannot be voted for a greater number of persons than the eight nominees named.
Pursuant to our Certificate of Incorporation and our bylaws, our Board of Directors includes six JBS Directors, including the Chairman of the Board, who are designated by JBS USA. William W. Lovette, our Chief Executive Officer, was appointed to the Board pursuant to his employment agreement with the Company and is included in the designees of the JBS Nominating Committee.
At the meeting, eight Directors, including six JBS Directors, are to be elected, each to hold office for one year or until his or her successor is duly elected and qualified. Unless otherwise specified on the proxy card or voting instructions, the shares represented by the proxy will be voted for the election of the six nominees named below. If any JBS Director nominee becomes unavailable for election, it is intended that such shares will be voted for the election of a substitute nominee selected by the JBS Nominating Committee. Our Board of Directors has no reason to believe that any substitute nominee or nominees will be required.
Nominees for JBS Directors
Wesley Mendonça Batista, 41, has served as a Director and Chairman of the Board of Pilgrim's Pride Corporation since December 2009. Mr. Batista became President and Chief Executive Officer of JBS S.A. in February 2011. Mr. Batista previously served as President and Chief Executive Officer of JBS USA from July 2007 until January 2011. Mr. Batista also serves as Chairman of the Board of JBS USA and is the Vice President of JBS S.A.'s Board of Directors. Mr. Batista has served in various capacities at JBS S.A. since 1987. Mr. Batista is the brother of Joesley Mendonça Batista, Chairman of the Board of JBS S.A., and José Batista Júnior, a Director of JBS S.A., and is the son of José Batista Sobrinho, the founder of JBS S.A. and a member of its Board of Directors.
Mr. Batista brings to the Board of Pilgrim's Pride significant senior leadership and industry experience. Mr. Batista has long been one of the most respected executives in Brazil's protein industry, and his reputation is now firmly established worldwide. Mr. Batista grew up in the protein industry, and it is his strategic insight and entrepreneurial spirit that has facilitated the growth of JBS through numerous acquisitions, expanding its reach across the globe. As Chairman of the Board, Mr. Batista has direct responsibility for Pilgrim's Pride's strategy and operations.
Joesley Mendonça Batista, 40, is currently the President of the Board of Directors of JBS S.A. and served as the Chief Executive Officer of JBS S.A. from March 2006 until January 2011. Mr. Batista has served as a Director of the Company since December 2009. Mr. Batista has served in various capacities at JBS S.A. since 1988. Mr. Batista is the brother of Wesley Mendonça Batista, a Director of the Company, and José Batista Júnior, a Director of JBS S.A., and the son of José Batista Sobrinho, the founder of JBS S.A. and a member of its Board of Directors.
Mr. Batista has worked in the protein industry for over 20 years, rising to the post of President and Chief Executive Officer of JBS S.A from March 2006 until January 2011. During his tenure as President and CEO, JBS S.A. expanded dramatically in the United States, acquiring Swift & Company in 2007, Smithfield Beef Group and Five Rivers Ranch Cattle Feeding in 2008, and a 64% interest in the Company in 2009.  Mr. Batista brings to the Board significant leadership, sales and marketing, industry, technical, and global experience.
William W. Lovette, 52, joined Pilgrim's Pride as President and Chief Executive Officer on January 3, 2011.  He brings more than 29 years of industry leadership experience to Pilgrim's. He previously served as President and Chief Operating Officer of Case Foods, Inc. from October 2008 to December 2010. Before joining Case Foods, Inc., Mr. Lovette spent 25 years with Tyson Foods in various roles in senior management, including President of its International Business Unit, President of its Foodservice Business Unit and Senior Group Vice President of Poultry and Prepared Foods. Mr. Lovette earned a B.S. degree from Texas A&M University.  In addition, he is a graduate of Harvard Business School's Advanced Management Program.
Mr. Lovette brings invaluable industry-specific experience to the Board, having worked in the poultry industry his entire life. Mr. Lovette grew up in a family poultry business, which became the Holly Farms Corporation.  Through his formative years, he worked in virtually all aspects of the business including farm labor and management on his family's broiler farm, catching chickens, working in all areas of a processing plant during summers, working as a customer service representative and as a trading floor clerk on the Chicago Board of Trade. Mr. Lovette's experience learned over a lifetime in the industry enables him to offer a valuable insight on the business, financial and regulatory issues currently being faced by the poultry industry.
Don Jackson, 61, has served as a Director of the Company since January 2009 and is currently serving as Chief Executive Officer of JBS USA. He previously served as President and Chief Executive Officer of the Company from January 2009 to January 2011. Previously, Dr. Jackson served as President of Foster Farms' poultry division, based in Livingston, California, since 2000. Prior to that, he served as Executive Vice President for foodservice of the former ConAgra Poultry Company in Duluth, Georgia. Before that, he worked for 22 years for Seaboard Farms of Athens, Georgia, including four years as President and CEO of their poultry division. Dr. Jackson served as our President and Chief Executive Officer during the pendency of our Chapter 11 bankruptcy proceedings.
In addition to his 33 years of leadership and experience in various executive positions at five different companies as detailed above, Dr. Jackson brings invaluable industry-specific expertise to the Board. After earning his PhD in Animal Science from Colorado State University in Fort Collins, Colorado, Dr. Jackson advanced through the Seaboard Farms organization and led Live Production there before serving as Seaboard's President and CEO. Accordingly, Dr. Jackson brings unparalleled industry insight to the Board.
Marcus Vinicius Pratini de Moraes, 72, has served as a Director since December 2009. He is currently President of the Business Strategy Committee of JBS Friboi, Vice Chairman of the Board of COSAN Ltd., a member of the Board of COSCEX - Superior Council of Foreign Trade at FIESP (Foreign Trade Board of the Federation of Industries of the State of Sao Paulo), and Director of DEAGRO Division - Agrobusiness Department for Products of Animal Origin at FIESP (Foreign Trade Board of the Federation of Industries of the State of Sao Paulo). Dr. Pratini de Moraes was a former Chairman of the Advisory Board of Solvay and Cie., Brazil, former Chairman of the Brazilian Chapter of CEAL (Business Council of Latin America), and a former member of the Advisory Council of BM&F (Brazilian Mercantile & Futures Exchange). Dr. Pratini de Moraes was a member of the Supervisory Board of ABN AMRO Bank from 2003 to 2007. He also had a long career in Brazil's public sector.
Dr. Pratini de Moraes brings to the Board of Directors continuing experience in dealing with foreign governments and substantial expertise in matters affecting international commerce. Dr. Pratini de Moraes has served in various roles in Brazilian government including, but not limited to, the Deputy Minister of Planning, the Minister of Industry and Trade, a Congressman, the Minister of Mines and Energy and the Minister of Agriculture, Livestock and Food Supply. Additionally, as a director for other multinational companies, Dr. Pratini de Moraes also provides cross-board experience.
Wallim Cruz De Vasconcellos Junior, 54, has been a Director since December 2009. He has served as a Partner of Iposeira Partners Ltd, a provider of advisory services for mergers and acquisitions and restructuring transactions since 2003. Mr. Vasconcellos served as a Consultant to IFC/World Bank from 2003 to 2008. He is currently a Member of the Board of Santos Brasil S.A. and served as a Member of the Board of Cremer S.A. from 2006 to 2008.
Regarded as one of Brazil's preeminent business strategists, Mr. Vasconcellos brings to the Board real-time experience in the areas of mergers and acquisitions, capital markets, finance, and restructurings, and offers unique insights into global market strategies. In addition, Mr. Vasconcellos' experience working on behalf of public financial institutions enables him to provide perspective and oversight with regard to the Company's financial strategies.
The Board of Directors recommends that you vote FOR the election of all of the individuals who have been nominated to serve as JBS Directors. Proxies will be so voted unless stockholders specify otherwise.

PROPOSAL 2. ELECTION OF EQUITY DIRECTORS
Pursuant to our Certificate of Incorporation and our bylaws, our Board of Directors includes three members designated by the Equity Nominating Committee, our Equity Directors.
The JBS Stockholders Agreement requires JBS USA and its affiliates to vote all of the Pilgrim's Pride common stock that they hold in the same manner as the shares held by the Minority Investors with respect to the election or removal of Equity Directors. Consequently, the vote of the Minority Investors will determine the outcome of this Proposal 2.
At the meeting, eight Directors, including two Equity Directors, are to be elected, each to hold office for one year or until his or her successor is duly elected and qualified. Unless otherwise specified on the proxy card or voting instructions, the shares represented by the proxy will be voted for the election of the two nominees named below. If either nominee for Equity Director becomes unavailable for election, it is intended that such shares will be voted for the election of a substitute nominee selected by the Equity Nominating Committee. Because of the timing of Mr. Pilgrim's resignation from our Board of Directors, the remaining Equity Director position is currently vacant and will remain vacant until such time as the Equity Nominating Committee shall appoint a replacement Equity Director. The Equity Committee has the power to appoint an Equity Director for the vacant position after the Annual Meeting.
Resignation of the Founder Director before the Annual Meeting
Lonnie “Bo” Pilgrim, 83, served as a Director since July 1968, most recently as the Founder Director since December 2009. He served as the Senior Chairman of the Board from July 2007 to December 2009. He served as Chairman of the Board from our organization in July 1968 until July 2007. He also served as Chief Executive Officer from July 1968 to June 1998. Prior to our incorporation, Mr. Pilgrim was a partner in our predecessor partnership business founded in 1946. On March 12, 2012, Lonnie "Bo" Pilgrim resigned from his position as the Founder Director. Mr. Pilgrim brought vast experience and a unique perspective to our Board, and we thank Mr. Pilgrim for his many years of exemplary service on the Board.
Nominees for Equity Director
Michael L. Cooper, 62, has served as a Director since December 2009. He is the Executive Vice President, Managing Partner, Chief Financial Officer and a Director of Kincannon & Reed, an executive search firm for the food and agribusiness sectors, where he has been employed since July 2004. He also currently serves on the National Chicken Council's Allied Leader Board. From September 2002 to July 2004, Mr. Cooper served as the Chief Executive Officer of Meyer Natural Angus. From January 1996 to July 2002, Mr. Cooper was employed by Perdue Farms, Inc., where he served in various roles, including as President, Retail Products, from February 2000 to July 2002, and as Senior Vice President and Chief Financial Officer from January 1996 through February 2000. From August 1992 to January 1996, he served as Vice President, Chief Financial Officer, Secretary and Treasurer of Rocco Enterprises. Mr. Cooper also served in various senior financial roles with Dial Corporation over a 14 year career with that company.
Mr. Cooper brings to the Board significant senior leadership, management, operational, financial, and brand management experience. His extensive poultry industry experience enables him to offer a valuable insight on the business, financial and regulatory issues currently being faced by the poultry industry.
Charles Macaluso, 68, has served as a Director since December 2009. He has been a principal of Dorchester Capital, LLC, a management consulting and corporate advisory service firm focusing on operational assessment, strategic planning and workouts since 1998. From 1996 to 1998, he was a partner at Miller Associates, Inc., a workout, turnaround partnership, focusing on operational assessment, strategic planning and crisis management. Mr. Macaluso currently serves as a director of the following public companies: Lazy Days RV SuperCenters, Inc., where he is also a member of the audit committee; and Darling International, as Lead Director. He also serves as a Chairman of the Board of three private companies. Mr. Macaluso previously served as a director of Global Crossing Ltd., where he was also a member of the audit committee.
Mr. Macaluso brings fundamental expertise to our Board in the areas of operational assessment, strategic planning, crisis management, and turnaround advisory services, which expertise supports the Board's efforts in overseeing and advising on strategy and financial matters. In addition, Mr. Macaluso brings to the Board substantial cross-board expertise due to his tenure on a number of public and private company boards and committees.

The Board of Directors recommends that you vote FOR the election of all of the individuals who have been nominated to serve as Equity Directors. Proxies will be so voted unless stockholders specify otherwise.

PROPOSAL 3. APPROVAL OF THIS ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Board is providing stockholders with the opportunity to cast an advisory vote on the compensation of our Named Executive Officers. This proposal, commonly known as a “Say on Pay” proposal, gives you, as a stockholder, the opportunity to endorse or not endorse our executive compensation programs and policies and the compensation paid to our Named Executive Officers.
The Say on Pay vote is advisory and thus not binding on the Compensation Committee or the Board. The advisory vote will not affect any compensation already paid or awarded to any Named Executive Officer and will not overrule any decisions by the Compensation Committee or the Board. The Board values the opinions of the Company's stockholders as expressed through their votes and other communications. Although the vote is non-binding, the Compensation Committee and the Board will review and carefully consider the outcome of the advisory vote on executive compensation and those opinions when making future decisions regarding executive compensation programs.
We design our executive compensation programs to implement our core objectives of attracting key leaders, motivating our executives to remain with the Company for long and productive careers, rewarding sustained financial and operating performance and leadership excellence and aligning the long-term interests of our executives with those of our stockholders. Stockholders are encouraged to read the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement. In the CD&A, we have provided stockholders with a description of our compensation programs, including the principles and policies underpinning the programs, the individual elements of the compensation programs and how our compensation plans are administered. The Board believes that the policies and practices described in the CD&A are effective in achieving the Company's goals. In furtherance of these goals, among other things, our compensation programs have been designed so that a significant portion of our executives' total compensation is tied not only to how well they perform individually, but also, where applicable, is “at risk” based on how well the Company performs relative to applicable financial objectives. For 2011, the Compensation Committee also believes that our Named Executive Officers' compensation is consistent with periods of economic stress and lower earnings. We also believe that equity incentives are aligned with our actions to stabilize the Company and to position it for a continued recovery and were necessary to induce highly qualified individuals, such as William Lovette, to join the Company. Accordingly, the Board recommends that you vote in favor of the following resolution:
“RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the CD&A, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.”
Approval of this proposal will require the majority of affirmative votes present in person or represented by proxy. Abstentions will have the same effect as a vote “against” this proposal. Additionally, broker non-votes will not be considered to have voted on this proposal and will therefore have no effect on the proposal. The individuals named as proxies on the enclosed proxy card will vote your proxy “FOR” this proposal unless you instruct otherwise on the proxy or you withhold authority to vote.
The advisory vote on executive compensation is non-binding, meaning that our Board will not be obligated to take any compensation actions, or to adjust our executive compensation programs or policies, as a result of the vote. Notwithstanding the advisory nature of the vote, the resolution will be considered passed with the affirmative vote of a majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting.
The Board of Directors recommends that you vote “FOR” the approval of this advisory vote on executive compensation. Proxies will be so voted unless stockholders specify otherwise.

CORPORATE GOVERNANCE
Board of Directors
Our Board of Directors has the responsibility for establishing broad corporate policies and for our overall performance, but it is not involved in our day-to-day operating decisions. Members of the Board are informed of our business through discussions with the Chief Executive Officer and other officers, and through their review of analyses and reports sent to them each month, as well as through participation in Board and committee meetings.
Board of Directors Independence
Our Board of Directors has affirmatively determined that each of Michael L. Cooper, Charles Macaluso, Marcus Vinicius Pratini de Moraes and Wallim Cruz De Vasconcellos Junior, has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and is independent within the meaning of our Corporate Governance Policy's categorical independence standards and the NYSE listing standards.
Committees of the Board of Directors
To assist in carrying out its duties, the Board of Directors has delegated certain authority to the Audit, Compensation, JBS Nominating and Equity Nominating Committees. Each committee of the Board meets to examine various facets of our operations and take appropriate action or make recommendations to the Board of Directors.
Audit Committee. The Audit Committee members include Michael L. Cooper, Charles Macaluso and Wallim Cruz De Vasconcellos Junior. Our Audit Committee's responsibilities include selecting our independent registered public accounting firm, reviewing the plan and results of the audit performed by our independent registered public accounting firm and the adequacy of our systems of internal accounting controls, and monitoring compliance with our conflicts of interest and business ethics policies. The Audit Committee is composed entirely of Directors who the Board of Directors has determined to be independent within the meaning of the NYSE listing standards. The Board has determined that each of the members of the Audit Committee is financially literate for purposes of the applicable listing standards of the NYSE (“financially literate”) and Michael L. Cooper is an “audit committee financial expert” within the meaning of the regulations of the Securities and Exchange Commission ("SEC'). The Audit Committee has an Audit Committee Charter, which is available on our website at www.pilgrims.com, under the “Investors - Corporate Governance” caption.
Compensation Committee. The Compensation Committee members include Wesley Mendonça Batista, Michael Cooper and Wallim Cruz de Vasconcellos Junior. Our Compensation Committee reviews our remuneration policies and practices and establishes the salaries of our officers. The Compensation Committee does not have a Charter.
Special Nominating Committees. Under our Certificate of Incorporation, the Board also has two Special Nominating Committees, which include the JBS Nominating Committee and the Equity Nominating Committee. The JBS Nominating Committee is required to consist solely of JBS Directors and presently includes Wesley Mendonça Batista, Joesley Mendonça Batista, Don Jackson, William W. Lovette, Marcus Vinicius Pratini de Moraes and Wallim Cruz De Vasconcellos Junior. The Equity Nominating Committee is required to consist solely of all of the Equity Directors and presently includes Michael L. Cooper and Charles Macaluso.
The JBS Nominating Committee has the exclusive authority to nominate the JBS Directors, fill JBS Director vacancies and select the members of the JBS Nominating Committee. The Equity Nominating Committee has the exclusive authority to nominate the Equity Directors, fill Equity Director vacancies, select the members of the Equity Nominating Committee, and to call a special meeting of stockholders under certain circumstances. The Equity Nominating Committee, acting by majority vote, also has the exclusive right to control the exercise of our rights and remedies under the JBS Stockholders Agreement. Any member or alternate member of the Equity Nominating Committee may be removed only by the approval of a majority of the members of the Equity Nominating Committee.
For so long as JBS USA and its affiliates beneficially own 35% or more of our outstanding common stock, no person may be nominated as an Equity Director by the Equity Nominating Committee if JBS USA reasonably determines that such person (i) is unethical or lacks integrity or (ii) is a competitor or is affiliated with a competitor of the Company. Two Equity Directors (or one if there is only one Equity Director on the Board) must satisfy the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and be financially literate, and, for so long as there are two or more Equity Directors on the Board, at least one Equity Director must qualify as an “audit committee financial expert” as that term is used in Item 407 of Regulation S-K under the Exchange Act (or any successor rule).
If JBS USA and its affiliates own at least 50% of our outstanding common stock, at least one JBS Director is required:

•	to be an independent director,

•	to satisfy the independence requirements of Rule 10A-3 under the Exchange Act, and

•	to be financially literate.
Each of the Board's Special Nominating Committees has a Charter, current copies of which are available on our website at www.pilgrims.com, under the “Investors - Corporate Governance” caption.
Our Special Nominating Committees do not have a policy with regard to the consideration of any Director candidates recommended by our stockholders. The Board of Directors does not view the establishment of a formal policy in this regard as necessary, given the extent of the ownership of the Company's common stock by JBS USA and its affiliates and the existing JBS Stockholders Agreement. Further, our Special Nominating Committees do not have a formal policy with regard to the consideration of diversity in identifying Director nominees. However, the Special Nominating Committees strive to achieve a balance of knowledge, experience and perspective such that the Board reflects a diversity of backgrounds and experiences. In addition, the Special Nominating Committees will consider stockholder recommendations for candidates for the Board, which should be sent to Pilgrim's Pride Corporation, Corporate Secretary, 1770 Promontory Circle, Greeley, Colorado 80634.
Meetings
During the fiscal year ended December 25, 2011, the Board of Directors held 12 meetings, the Audit Committee held 19 meetings, the Compensation Committee held two meetings and there were four executive sessions including only non-management Directors. During 2011, each member of the Board of Directors, with the exception of Joesley Mendonça Batista, attended at least 75% of the number of meetings of the Board and each of the Board committees on which the Director served. All Directors attended our 2011 annual meeting of stockholders either in person or telephonically, with exception of Joesley Mendonça Batista and Marcus Vinicius Pratini de Moraes. Both Directors were traveling at the time. While we do not have a formal policy regarding Director attendance at annual meetings of stockholders, we encourage each Director to attend each annual meeting of stockholders.
Board Leadership Structure and Risk Oversight
The position of our Chairman of the Board and the office of the President and Chief Executive Officer are held by different persons. Our Chairman of the Board is Wesley Mendonça Batista, and our President and Chief Executive Officer is William W. Lovette.
We separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board. We believe the division of duties is especially appropriate as legal and regulatory requirements applicable to the Board and its committees continue to expand, and it facilitates the appropriate levels of communication between the Board of Directors and executive management for Board oversight of the Company and its management.
Because Wesley Mendonça Batista, Joesley Mendonça Batista, William W. Lovette and Don Jackson are not independent Directors, the Board will either designate an independent Director to preside at the meetings of the non-management and independent Directors or they will prescribe a procedure by which a presiding Director is selected for these meetings. In the absence of another procedure being adopted by the Board, the person appointed will be the independent Director with the longest tenure on the Board in attendance at the meeting. The Board generally holds meetings of non-management directors four times per year and meetings of independent directors four times per year.
The Company's management is responsible for the ongoing assessment and management of the risks the Company faces, including risks relating to capital structure, strategy, liquidity and credit, financial reporting and public disclosure, operations and governance. Working with JBS USA, we have integrated sophisticated risk management techniques into our operations. We have taken steps to avoid, reduce and insure the different risks inherent in our business from a holistic viewpoint. We focus not only on operational risk, but financial and strategic risk as well. These areas of focus include input costs (commodity pricing, live and processed product cost and spoilage), revenue risk (sales price and mix), financial risk (adequate controls, timely and effective reporting systems and other management and governance systems) as well as competitive risks and market trends. We aim to identify, categorize and respond to these risks in a systematic manner to manage as much of their impact on our business as possible. The Board oversees management's policies and procedures in addressing these and other risks. Additionally, each of the Board's four committees (the Audit Committee, the Compensation Committee and the two Special Nominating Committees) monitor and report to the Board those risks that fall within the scope of such committees' respective areas of oversight responsibility. For example, the full Board directly oversees strategic risks. The Special Nominating Committees directly oversee risk management relating to Director nominations and independence. The Compensation Committee directly oversees risk management relating to employee compensation, including any risks of compensation programs encouraging excessive risk-taking. Finally, the Audit Committee directly oversees risk management relating to financial reporting, public disclosure and legal and regulatory compliance. The Audit Committee is also responsible for assessing the steps management has taken to monitor and control these risks and exposures and discussing guidelines and policies with respect to the Company's risk assessment and risk management.
Communications with the Board of Directors
Stockholders and other interested parties may communicate directly with our Board of Directors, any of its committees, all independent Directors, all non-management Directors, or any one Director serving on the Board by sending written correspondence to the desired person or entity attention of our Corporate Counsel at Pilgrim's Pride Corporation, 1770 Promontory Circle, Greeley, Colorado 80634. Communications are distributed to the Board, or to any individual Director or Directors as appropriate, depending on the facts and circumstances outlined in the communication.
Code of Business Conduct and Ethics and Corporate Governance Policies
Our Board of Directors has adopted a Code of Business Conduct and Ethics and Corporate Governance Policies of the Board of Directors. The full texts of the Code of Business Conduct and Ethics and Corporate Governance Policies are posted on our website at www.pilgrims.com, under the “Investors - Corporate Governance” caption. We intend to disclose future amendments to, or waivers from, certain provisions of the Code of Business Conduct and Ethics on our website within four business days following the date of such amendment or waiver.
Controlled Company Exemption
We are a “controlled company” under the NYSE listing standards because JBS USA owns or controls over 50% of the voting power of the outstanding common stock as of the Record Date. Accordingly, we take advantage of the exemptions in Sections 303A.01, 303A.04 and 303A.05 of the NYSE listing standards.

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee of the Board of Directors of Pilgrim's Pride Corporation (the “Company”) has reviewed and discussed with management the following Compensation Discussion and Analysis section of the Company's Proxy Statement for the fiscal year ended December 25, 2011 (the “Proxy Statement”). Based on our review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement to be filed with the Securities and Exchange Commission.

Compensation Committee

Wesley Mendonça Batista
Michael L. Cooper

Wallim Cruz de Vasconcellos Junior

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
The following discusses the material elements of the compensation for our current and former principal executive officer, our former principal financial officer and our current chief financial officer listed in the “Summary Compensation Table” on page 23 (collectively, the “Named Executive Officers”) during our fiscal year ended December 25, 2011. To assist in understanding compensation for 2011, we have included a discussion of our compensation policies and decisions for periods before and after 2011, where relevant. During 2011, the Compensation Committee and the Board had the overall responsibility for approving executive compensation and overseeing the administration of our incentive plans and employee benefit plans.
The Company's compensation principles are intended to implement our core objectives of aligning the long-term interests of our executives with those of our stockholders, attracting and retaining key leaders, and rewarding sustained performance and leadership excellence. In pursuing these objectives, the Compensation Committee uses certain guiding principles in designing the specific elements of the executive compensation program. These guiding principles and policies are that (i) incentive compensation should represent a significant portion of total compensation; (ii) compensation should be performance-based; (iii) compensation should be market competitive; and (iv) superior performance should be rewarded.
In order to further these guiding principles, the key components of our compensation in 2011 included both (i) cash compensation, in the form of base salaries, cash incentive compensation and bonuses, and (ii) other non-cash compensation, such as Company contributions to the Company's 401(k) salary deferral plan and health and welfare benefits, other certain perquisites and benefits, and with respect to our Chief Executive Officer, a grant of restricted stock.
The Compensation Committee believes a significant portion of the compensation to our Named Executive Officers should be performance based. For 2011, approximately 22% of the target cash compensation of our Chief Executive Officer, William W. Lovette, and approximately 45% of the target cash compensation of our Chief Financial Officer, Fabio Sandri, were “at risk,” or dependent upon both the Company's and each individual's performance. In future years, the Company currently anticipates that approximately 50% of the target compensation of our Named Executive Officers will be at risk. The Compensation Committee also believes that our Chief Executive Officer's compensation should be balanced with longer term incentives. Accordingly, a significant portion of the compensation to our Chief Executive Officer was awarded in the form of restricted stock, which vests in two installments over a three-year period. The Compensation Committee believes this equity award more closely aligns his incentives with the long-term interests of our stockholders.
Additionally, the Company maintains the following policies that enhance the Company's “pay-for-performance” principles:

•	the restriction of our directors, Named Executive Officers, and other key executive officers from hedging the economic interest in the Company securities that they hold;

•
the prohibition of Company personnel, including the Named Executive Officers, from engaging in any short-term, speculative securities transactions, engaging in short sales, buying or selling put or call options, and trading in options (other than those granted by the Company); and

•	our policy of not having any change-in-control or retirement arrangements with the Named Executive Officers.
Following the end of each fiscal year, the Compensation Committee conducts a review of all components of the Company's compensation program. In conducting its review, the Compensation Committee reviews information related to each Named Executive Officer's individual performance, total compensation, each of the components of compensation, and the Company's performance. At the annual meeting of our stockholders held on April 29, 2011, approximately 91% of our stockholders who voted on the “Say-on-Pay” proposal approved the compensation of our Named Executive Officers for 2010 in our “Say-on-Pay” proposal. The Compensation Committee believes that this stockholder vote indicates strong support for our executive compensation program. Accordingly, while new executive officers were hired in 2011, our compensation principals and objectives did not significantly change. At that same annual meeting of stockholders, our stockholders also recommended the Company hold an advisory vote on the compensation of the Company's Named Executive Officers annually. After consideration of this recommendation, the

Company agreed and will hold an advisory vote on our executive officer compensation every year until the next required vote on frequency of stockholder votes on Named Executive Officer compensation.
Executive Compensation Principles, Policies and Objectives
The Compensation Committee is responsible for establishing the principles that underlie our executive compensation program and that guide the design and administration of specific plans, agreements and arrangements for our executives. Our compensation principles are intended to implement our core objectives of attracting key leaders, motivating our executives to remain with the Company for long and productive careers, rewarding sustained financial and operating performance and leadership excellence and aligning the long-term interests of our executives with those of our stockholders. Our executive compensation principles and policies, which are established and refined from time to time by the Compensation Committee, are described below:

•
Incentive compensation should represent a significant portion of total compensation. A significant portion of our executives' total compensation should be tied not only to how well they perform individually, but also, where applicable, should be “at risk” based on how well the Company performs relative to applicable financial objectives;

•
Compensation should be performance-based. Compensation should be subject to performance-based awards as an executive officer's range of responsibility and ability to influence the Company's results increase;

•	Compensation levels should be market competitive. Compensation should be competitive in relation to the marketplace; and

•	Superior performance should be rewarded. Outstanding achievement should be recognized.
In addition, we believe that our compensation programs for executive officers should be appropriately tailored to encourage employees to grow our business, but not encourage them to do so in a way that poses unnecessary or excessive material risk to us. For 2011, the Compensation Committee believes that our Named Executive Officers' compensation is consistent with periods of economic stress and lower earnings, and equity incentives are aligned with our actions to stabilize the Company. Neither the Compensation Committee nor the Board of Directors retained a compensation consultant in 2011, nor did either use benchmarking of peer groups in setting our Named Executive Officers' compensation for 2011. At the annual meeting of our shareholders held on April 29, 2011, approximately 91% of the shareholders who voted on the “Say on Pay” proposal approved the compensation of our Named Executive Officers. The Compensation Committee believes that this shareholder vote indicates strong support for our executive compensation program.
Role of the Compensation Committee and Executive Officers in Compensation Decisions
The Compensation Committee was responsible for establishing and overseeing the overall compensation structure, policies and programs of the Company and assessing whether our compensation structure resulted in appropriate compensation levels and incentives for executive management of the Company. The Compensation Committee's objective is to ensure that the total compensation paid to each executive officer was fair, reasonable, competitive and motivational. The Compensation Committee conducts a review of all compensation for our executive officers, including our Named Executive Officers, and works with our Chief Executive Officer to evaluate and approve compensation of our executive officers other than the Chief Executive Officer. Our other Named Executive Officer, the Chief Financial Officer, reports directly to our Chief Executive Officer who supervises the day to day performance of the Chief Financial Officer. Accordingly, the Chief Executive Officer evaluates the Chief Financial Officer's individual performance against the Company-based performance factors, and makes recommendations to the Compensation Committee regarding his compensation. The Compensation Committee strongly considers the compensation recommendations and the performance evaluations by our Chief Executive Officer in making its decisions and any recommendations to the Board of Directors with respect to non-CEO compensation.
Components of Compensation
During 2011, the principal elements of compensation for our executive officers were as follows:

•	base salaries;

•	bonuses, including annual cash incentive compensation and discretionary bonuses;

•	other compensation consisting primarily of Company contributions to the Company's 401(k) salary deferral plan and health and welfare benefits; and

•	certain perquisites and other personal benefits.
Additionally, we provide our executive officers certain severance benefits if the executive is terminated other than for cause, as described below. The Compensation Committee and the Board believe that these severance benefits are necessary and advisable to keep executive officers focused on the best interests of the Company at times that may otherwise cause a lack of focus due to personal economic exposure. Further, the Compensation Committee and the Board believes that these severance benefits are necessary and advisable for retentive purposes to provide a measure of support to our Named Executive Officers who may receive offers of employment from competitors that would provide severance benefits. See “2011 Potential Payments Upon Termination” table for additional information regarding the severance payable to our Named Executive Officers. However, the Company does not provide any change-in-control or retirement arrangements to its Names Executive Officers.
We have entered into agreements relating to the employment of our Named Executive Officers, including William W. Lovette, our current Chief Executive Officer and President, Don Jackson, our former Chief Executive Officer and President, and Gary Tucker, our former Principal Financial Officer, as described below under "Compensation to Don Jackson", “Compensation to William W. Lovette”, and “Compensation to Gary Tucker.” The Compensation Committee and the Board believe it is prudent to use these arrangements, as necessary, as a means to attract and/or retain these executives. The Compensation Committee believes that providing employment agreements to executive officers fosters an environment of relative security within which we believe our executives will be able to focus on achieving Company goals. We have granted equity awards to our Chief Executive Officer at a level in which the Board and the Compensation Committee believes will provide the executive long-term incentives and align his interests with those of our stockholders. We also maintain a performance-based, omnibus long-term incentive plan (the “LTIP”), which provides for the grant of a broad range of long-term equity-based and cash-based awards. No awards were made under the LTIP during 2011 and we do not have a formal stock ownership requirement for our executive officers.
Base Salary
We provide our Named Executive Officers and other employees with a base salary to provide a fixed amount of compensation for services during the fiscal year. The base salaries for Don Jackson, William W. Lovette and Gary Tucker were governed by agreements, which are described below under "Compensation to Don Jackson", “Compensation to William W. Lovette”, and “Compensation to Gary Tucker.” In 2011, the Board of Directors appointed Fabio Sandri as Chief Financial Officer effective June 6, 2011. Mr. Sandri's base salary was determined by the Compensation Committee, with input from Mr. Lovette, which is described below under "Compensation to Fabio Sandri." Base salary increases are subjectively determined by the Compensation Committee for each of the executive officers on an individual basis, taking into consideration a subjective assessment of individual contributions to Company performance, length of tenure, compensation levels for comparable positions, internal equities among positions and, with respect to executives other than the Chief Executive Officer, the recommendations of the Chief Executive Officer. The Compensation Committee did not increase the base salary of any Named Executive Officer in 2011.
Annual Cash Incentive Compensation
Cash incentive awards are determined by the Compensation Committee and granted under the terms of the Company's Short Term Management Incentive Plan (the "STIP"). Additionally, we may also provide short-term incentives to executives by awarding annual cash bonuses determined by the Compensation Committee on a discretionary basis. The bonuses reward achievement of short-term goals and allow us to recognize individual and team achievements. The STIP is an annual incentive program providing for the grant of bonus awards payable upon achievement of specified performance goals. The STIP was approved by the bankruptcy court and the stockholders in connection with the confirmation of Company's the plan of reorganization in December 2009. The STIP permits the grant of awards that are not intended to qualify as deductible under section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Full-time salaried, exempt employees of the Company and its affiliates who are selected by the administering committee are eligible to participate in the STIP.
As part of developing the Company's compensation strategy for the fiscal year ended December 25, 2011, the Compensation Committee established new annual performance goals and target payout amounts under the STIP for William W. Lovette, our President and Chief Executive Officer, and Fabio Sandri, our Chief Financial Officer. Dr.

Jackson was not eligible to receive a bonus under the STIP for 2011 due to his resignation effective January 3, 2011. Mr. Tucker was not eligible to receive a bonus under the STIP for 2011 due to the termination of his employment effective June 6, 2011. The Compensation Committee established the 2011 fiscal year performance measure under the STIP solely based on income (loss) from continuing operations plus interest, taxes, depreciation and amortization (“EBITDA”). EBITDA, determined based on the Company's audited financial statements and principles generally accepted in the United States ("US GAAP") as applied on a consistent basis by the Company, is our sole performance measure under the STIP because EBITDA is a common analytical indicator within our industry and it provides a simple and understandable measure of our liquidity. As an inducement for Mr. Lovette to join the Company, the Compensation Committee approved the target EBITDA amount of $500 million and a threshold EBITDA amount of $400 million (80% of the EBITDA target) relating to 2011 performance. Similarly, as an inducement for Mr. Sandri to join the Company, the Compensation Committee approved a target EBITDA amount of $500 million and a threshold EBITDA amount of $425 million (85% of the EBITDA target) relating to 2011 performance.
For Mr. Lovette and Mr. Sandri, the Compensation Committee established a sliding scale to determine the amount of annual cash bonus. For 2011 performance, Mr. Lovette and Mr. Sandri were eligible to receive a bonus payout of (i) 50% of their base salaries if the Company achieved 80% of target EBITDA for Mr. Lovette and 85% of target EBITDA for Mr. Sandri, (ii) between 50% and 100% of their base salaries if the Company achieved over 80% and 85% for Mr. Lovette and Mr. Sandri, respectively, and less than 100% of target EBITDA, (iii) 100% of their base salaries if the Company achieved 100% of target EBITDA and (iv) 100% of their base salary plus a percentage of EBITDA in excess of $500 million if the Company achieved over 100% of target EBITDA. Mr. Lovette was guaranteed to receive a bonus for 2011 of not less than $500,000 in accordance with his employment agreement. The Compensation Committee considered this one-time, guaranteed bonus was necessary in order to attract an executive officer with the industry experience of Mr. Lovette. The maximum bonus that Mr. Lovette was eligible to receive under the STIP for 2011 performance was $10.0 million. For 2011, any bonus payout for Mr. Sandri would have been prorated based on the portion of the year that he was employed.
Under the terms of the STIP, our Compensation Committee is responsible for determining whether the Company meets its performance targets for a performance period. For 2011, the Compensation Committee determined the threshold EBITDA amount for payment of bonuses set forth in the STIP was not met.  In accordance with his employment agreement, Mr. Lovette received a $500,000 bonus for 2011. Mr. Sandri did not receive a bonus for 2011 performance under the terms of the STIP. The Compensation Committee did not elect to provide any discretionary bonus to either Mr. Lovette or Mr. Sandri for 2011.
Other Compensation
Our executive officers receive no special employee benefits. During 2011, our executive officers were able to participate on the same basis as other employees in the Company's 401(k) salary deferral plan (the "401(k) Plan"). Contributions to the 401(k) Plan are made up of a 30% matching contribution on the first 6% of pay to the extent such contributions are not in excess of the Code limits on contributions to 401(k) plans. Under the 401(k) Plan, the Company may make additional matching contributions or other profit sharing contributions at its discretion. There were no discretionary contributions in 2011. We do not have any other pension plan for our executive officers. Contributions to Named Executive Officers made in 2011 under our 401(k) Plan are reported in the Summary Compensation Table.
During 2011, we maintained and continue to maintain the Pilgrim's Pride Corporation 2005 Deferred Compensation Plan (the “Deferred Compensation Plan”) to help provide for the long-term financial security of our US employees who meet the Internal Revenue Service definition of a “highly compensated employee,” which include all of our Named Executive Officers and certain other key personnel. Under the Deferred Compensation Plan, participants may elect to defer up to 80% of their base salary and/or up to 100% of their annual cash bonus payments as part of their personal retirement or financial planning. Highly compensated employees who elect to defer compensation in the Deferred Compensation Plan must do so annually prior to the beginning of each calendar year and may direct the investment of the amount deferred and retained by us. The Deferred Compensation Plan is administered by the administrative committee appointed by our Board, and deferred compensation may be invested in authorized funds which are similar to the investment options available under our 401(k) Plan. None of our Named Executive Officers participated in the Deferred Compensation Plan during 2011.
We also provide a variety of health and welfare programs to all eligible employees to offer employees and their families, protection against catastrophic loss and to encourage healthy lifestyles. The health and welfare programs we offer include medical, wellness, pharmacy, dental, vision, life insurance and accidental death and disability. Our executive officers and management generally are eligible for the same benefit programs on the same basis as our other domestic employees.
Perquisites and Other Personal Benefits
During 2011, we provided our Named Executive Officers with perquisites and other personal benefits that we believed to be reasonable and consistent with our overall compensation program to better enable us to attract and retain competent executives for key positions. The Compensation Committee periodically reviewed the levels of perquisites and other personal benefits that we provided to our Named Executive Officers. During 2011, our executive officers were eligible to receive company-paid or company-subsidized life insurance and disability coverage on the same basis as our other domestic payroll employees. In 2011, Mr. Lovette received certain perquisites under the Company's executive relocation policy and repayment agreement. The Company also agreed to purchase Mr. Lovette's current residence in Arkansas on reasonable and customary commercial terms and at a purchase price not to exceed approximately $2.13 million. In 2011, Mr. Sandri received a one-time payment of $20,000 to assist with his expenses incurred when relocating to the Greeley, Colorado area. Information regarding these perquisites is reported below in the Summary Compensation Table. In establishing the total compensation of the executive officers, the Compensation Committee considered all perquisites and other personal benefits. The Compensation Committee considered these perquisites and other personal benefits as essential and consistent with market practice in order to induce each of Mr. Lovette and Mr. Sandri to join the Company.
Long Term Incentive Plan
In September 2009, our Board approved, subject to confirmation of the Plan of Reorganization by the Bankruptcy Court and stockholder approval, the LTIP. The Bankruptcy Court and the stockholders approved the LTIP in connection with the confirmation of the Plan of Reorganization in December 2009. The LTIP is administered by the Board. The LTIP provides for the grant of a broad range of long-term equity-based and cash-based awards to the Company's officers and other employees, members of the Board and any consultants. The equity-based awards that may be granted under the LTIP include “incentive stock options,” within the meaning of the Code, nonqualified stock options, stock appreciation rights, restricted stock awards, restricted stock units and other stock based awards. Currently, the maximum number of shares reserved for issuance under the LTIP is 6,688,068 shares and the maximum number of shares with respect to which awards of any and all types may be granted during a calendar year to any participant is limited, in the aggregate, to 5,000,000 shares. The maximum amount that may be paid in cash during any fiscal year with respect to any award (including any performance bonus award) is $10,000,000. Except as may otherwise be provided in any applicable award agreement or other written agreement entered into between the Company and a participant in the LTIP, if a “change in control” occurs and the participant's awards are not converted, assumed, or replaced by a successor entity, then immediately prior to the change in control the awards will become fully exercisable and all forfeiture restrictions on the awards will lapse. As of March 27, 2012, no awards have been made under the LTIP.
Compensation to Don Jackson
In December 2008, Dr. Jackson was appointed as our Chief Executive Officer and President. As an inducement to join the Company, as well as to create an incentive for Dr. Jackson to forego other career opportunities, the then compensation committee determined it was necessary to offer an employment agreement to Dr. Jackson, setting forth specific elements of compensation, termination, and other arrangements (the “Jackson Employment Agreement”).
Base Salary and Incentive Compensation
Under the Jackson Employment Agreement, Dr. Jackson received an annual base salary of not less than $1,500,000. Dr. Jackson was also eligible to participate in all incentive plans, practices, policies and programs applicable generally to other executive personnel of the Company, including, but not limited to, the STIP and the LTIP.
Perquisites and Other Personal Benefits
Under the Jackson Employment Agreement, Dr. Jackson was entitled to participate in the Company's savings and retirement plans, practices and programs generally applicable to other executive personnel of the Company. Dr. Jackson was also eligible to participate in all group benefits plans and programs the Company had established for its executive employees.

Dr. Jackson's Separation from Pilgrim's Pride
On December 16, 2010, Dr. Jackson informed the Board of his decision to resign as Chief Executive Officer and President effective as of January 2, 2011. Dr. Jackson resigned to assume the position of Chief Executive Officer and President of JBS USA. Dr. Jackson continues to serve as a member of the Board as a JBS Director. Under the Jackson Employment Agreement, Dr. Jackson was not entitled to any severance payment in connection with his resignation and was obligated to repay a portion of the $3,000,000 signing bonus he received in connection with his initial employment with the Company. On February 11, 2011, Dr. Jackson paid the Company $1,083,333 of his signing bonus according to the terms of his agreement. In connection with Dr. Jackson's separation from the Company we terminated a change in control agreement with him.
Compensation to William W. Lovette
In December 2010, the Board approved the appointment of Mr. Lovette as our Chief Executive Officer and President, effective January 3, 2011. On January 14, 2011, we entered into an employment agreement with Mr. Lovette (the “Lovette Employment Agreement”). Mr. Lovette brings more than 29 years of industry leadership experience to the Company. In order to attract someone with Mr. Lovette's significant industry-specific experience, the Compensation Committee decided that it was necessary to offer an employment agreement to Mr. Lovette as an inducement for him to join the Company. The terms of the Lovette Employment Agreement were negotiated directly between certain members of the Board and Mr. Lovette and were approved by the Compensation Committee. The terms were in part influenced by the terms of his compensation at his previous employer. The Compensation Committee structured the Lovette Employment Agreement so that a significant amount of Mr. Lovette's annual compensation would be tied to both the performance of the Company and his individual performance, and therefore, would be “at risk.” In addition, the Compensation Committee granted Mr. Lovette time-vesting restricted stock immediately upon joining the Company to better align his incentives with the long-term interests of our stockholders. Consistent with the Company's compensation policy, the Lovette Employment Agreement does not provide for any change-in-control or retirement arrangements. The Lovette Employment Agreement will expire on January 14, 2014, unless otherwise terminated pursuant to its terms.
Base Salary and Incentive Compensation
Under the Lovette Employment Agreement, Mr. Lovette receives an annual base salary of not less than $1,000,000. Mr. Lovette also received a one-time signing bonus of $250,000, which was subject to repayment on a pro-rata basis over a one-year period if his employment with the Company ended for any reason prior to December 31, 2011 or if he had not established residency in the vicinity of the Company's headquarters in Colorado by such date. Mr. Lovette has moved his residency to Colorado and is not required to repay the signing bonus. For each full year during the term of employment, Mr. Lovette will be eligible to earn an annual cash bonus under the STIP. Mr. Lovette's individual performance targets and bonus for 2011 were as follows:

2011 EBITDA	Bonus Amount
$400 million (Threshold)	$500,000
$500 million (Target)	$1,000,000
Above $500 million	$1,000,000 plus .5% (i.e., .005) of the excess above $500 million EBITDA

For purposes of Mr. Lovette's bonus, “EBITDA” for each applicable period shall be determined by the Board in accordance the Company's audited financial statements and US GAAP as applied on a consistent basis by the Company. For 2011, under the STIP, the maximum bonus Mr. Lovette could receive was $10,000,000. The Company's EBITDA in 2011 did not meet the threshold amount. However, pursuant to the terms of the Lovette Employment Agreement, Mr. Lovette's bonus for 2011 was guaranteed not to be less than $500,000, regardless of whether the Company's EBITDA met the threshold amount in 2011.
Perquisites and Other Personal Benefits
Under the Lovette Employment Agreement, Mr. Lovette is entitled to participate in the Company's savings and retirement plans, practices and programs generally applicable to other executive personnel of the Company. Mr.

Lovette is also eligible to participate in all group benefits plans and programs the Company has established or may establish for its executive employees, including the Company's executive relocation policy and repayment agreement, which provides moving and other relocation related expenses, including assistance selling a home and temporary housing. Any amounts under the executive relocation policy and repayment agreement must be repaid if employment is terminated within one year from the hire date.
Under the Lovette Employment Agreement, the Company agreed to purchase Mr. Lovette's residence in Arkansas on reasonable and customary commercial terms and at a purchase price not to exceed approximately $2.13 million. Consequently, Mr. Lovette transferred all of his rights and the Company assumed all obligations relative to the property for the purchase price of $2.13 million. For additional information, see "Related Party Transactions - Certain Transactions."
Restricted Stock Grant
As an inducement to Mr. Lovette's employment with the Company and Mr. Lovette's execution of the Lovette Employment Agreement, the Company awarded Mr. Lovette 200,000 restricted shares of Pilgrim's Pride common stock. One-half of his restricted shares will vest on January 14, 2013 and the remaining restricted shares will vest on January 14, 2014, in each case, subject to Mr. Lovette's continued employment with the Company through the applicable vesting date.
Severance Payments
Mr. Lovette's employment agreement can be terminated at any time by the Company. If the Company terminates him other than for “cause” during the term of his agreement, the Company will continue to pay him his base salary for two years following such termination, subject to certain requirements, including the delivery of a customary release. Under the Lovette Employment Agreement, no other severance or termination payments or benefits will be payable to Mr. Lovette as a result of his termination or resignation of employment, including under the Severance Plan, as described below.
For the purposes of the Lovette Employment Agreement “cause” means, as determined by the Board: (i) Mr. Lovette's conviction in a court of law of, or entry of a guilty plea or plea of no contest to, a felony charge (regardless of whether subject to appeal); (ii) Mr. Lovette's willful and continued failure to perform substantially his duties for the Company (other than any such failure resulting from Mr. Lovette's incapacity due to physical or mental illness); (iii) any willful act that constitutes on Mr. Lovette's part fraud, dishonesty in any material respect, breach of fiduciary duty, misappropriation, embezzlement or gross misfeasance of duty; (iv) Mr. Lovette's willful disregard or continued breach in any material respect of published Company policies and procedures or codes of ethics or business conduct; or (v) any other material breach by Mr. Lovette of any provision of the Lovette Employment Agreement.
Compensation to Gary Tucker
General Terms
Gary Tucker was appointed as the Company's Principal Financial Officer upon the Company's emergence from the Chapter 11 bankruptcy proceedings on December 28, 2009. Mr. Tucker also served as the Company's Senior Vice President, Corporate Controller. On June 1, 2010, Mr. Tucker entered into a letter agreement with us (the “Letter Agreement”) pursuant to which Mr. Tucker received a specific compensation package in exchange for his commitment to terminate the change in control agreement with the Company dated October 10, 2008 and to retain his services with the Company. Under the agreement, Mr. Tucker's annual base salary was increased from $250,215 to $300,000, effective June 1, 2010.
Under the Letter Agreement, Mr. Tucker was entitled to receive a one-time cash payment equal to $650,000 payable upon the earliest of (i) the mandatory exchange transaction (the “Mandatory Exchange Transaction”) of the Company's common stock for shares of common stock of JBS USA, (ii) any similar event to the Mandatory Exchange Transaction whereby the Company would cease to be deemed a publicly-traded company or would merge with JBS USA and (iii) the date of termination of Mr. Tucker's employment for any reason other than “cause” as defined below.
Mr. Tucker's Separation from Pilgrim's Pride
Mr. Tucker's employment was terminated effective June 6, 2011. Under the Letter Agreement, Mr. Tucker received a lump-sum cash severance payment of $650,000. In addition, Mr. Tucker received a lump-sum cash payment equal to $150,000 and a vacation pay-out equal to $17,308 under the Severance Plan, as described below.
Compensation to Fabio Sandri
Fabio Sandri was appointed as the Company's Chief Financial Officer effective June 6, 2011. His appointment was approved by the Board of Directors on June 1, 2011. The terms of Mr. Sandri's compensation were negotiated directly between certain members of the Board, with the input from Mr. Lovette, and Mr. Sandri and were approved by the Compensation Committee. The terms were in part influenced by the terms of his compensation at his previous employer. The Compensation Committee structured the terms of Mr. Sandri's compensation so that a significant amount of Mr. Sandri's annual compensation would be tied to both the performance of the Company and his individual performance, and therefore, would be “at risk.” As a result, Mr. Sandri is provided an annual base salary of $375,000 and eligibility to participate in the STIP with a bonus target equal to 100% of the annual base salary. For additional information regarding Mr. Sandri's bonus award, see “- Components of Compensation - Annual Cash Incentive Compensation.” Consistent with the Company's compensation policy, the terms of Mr. Sandri's compensation do not provide for any change-in-control or retirement arrangements.
Mr. Sandri received a one-time signing bonus of $75,000 and a one-time payment of $20,000 to assist with expenses related to his relocation to the Greeley, Colorado area. Under the terms of his employment, both payments are subject to repayment in full if he voluntarily resigns or is terminated for cause prior to June 6, 2013. Mr. Sandri is also eligible to participate in the Company's other benefit plans and severance plan that are generally available to the Company's senior officers.
Severance Plan
During 2011, we maintained the Pilgrim's Pride Corporation Severance Plan (the “Severance Plan”), pursuant to which we provided severance payments to eligible employees, including certain Named Executive Officers, if their employment was terminated “without cause” (as defined below). The Severance Plan does not cover termination due to death, disability or retirement, termination for cause or termination at the end of the leave of absence that exceeded the maximum permitted by the Company. Under the Severance Plan, in exchange for signing an enforceable waiver and release agreement, upon termination without cause, a Named Executive Officer was entitled to receive as severance pay an amount equal to: one week per year of service with the Company, plus a minimum of 16 supplemental weeks (in addition to years of service amount), with a total maximum of 52 weeks of pay. In addition, if the Company provided less than two weeks notice of termination without cause, an executive officer would have been entitled to up to two additional weeks of severance in lieu of notice. Additional benefits available to eligible employees under the Severance Plan included career transition services as determined by the Company, including without limitation, written materials, company-sponsored training and job fairs. Under the Lovette Employment Agreement, Mr. Lovette is not entitled to any severance or termination payments or benefits under the Severance Plan.
Tax Considerations
Section 162(m) of the Code imposes limitations on the deductibility for federal income tax purposes of compensation over $1,000,000 paid to each of our Named Executive Officers in a taxable year. Compensation above $1,000,000 may only be deducted if it is “performance-based compensation” within the meaning of the Code. Amounts payable under the Bonus Plan are intended to be performance-based compensation meeting these requirements and, as such, be fully deductible. However, the Company has not adopted a policy requiring all compensation to be deductible. For 2011, certain compensation to Mr. Lovette (including his bonus and grant of restricted stock) did not qualify as performance-based compensation and was not deductible.

EXECUTIVE COMPENSATION
Summary Compensation Table
The table below summarizes compensation paid to or earned by our Named Executive Officers, comprised of our Chief Executive Officer and our Chief Financial Officer, who were serving at December 25, 2011, as well as two other former executive officers for whom disclosure is required.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(a) ($)	Total ($)

William W. Lovette	2011	980,769	750,000(e)	1,420,000(h)	—	24,961	3,175,730
Chief Executive Officer and President
Don Jackson	2011	—	—	—	—	—	—
Former Chief Executive Officer and	2010	1,500,000	1,100,000	—	—	63,501	2,663,501
President (b)	2009T(d)	375,000	—	1,789,680	—	1,414	2,166,094
	2009	975,000	1,916,667(f)	—	3,674,713	5,484	6,571,864
Fabio Sandri	2011	221,136	75,000(g)	—	—	20,090	316,226
Chief Financial Officer
Gary D. Tucker	2011	132,692	—	—	—	826,198	958,890
Former Principal Financial Officer(c)	2010	278,746	110,000	—	—	4,443	393,189

(a)	For 2011, the “All Other Compensation” column includes the following items of compensation:

i.	Our contribution to Gary D. Tucker made under our 401(k) Plan was $955.

ii.	Section 79 income to the named individuals due to group term life insurance in the following amounts: William W. Lovette, $1,636; Fabio Sandri, $90; Gary D. Tucker, $871.

iii.
The Company reimburses employees for a portion of their long-term disability premium cost. The named individuals' reimbursements for a portion of their long-term disability premium cost in the following amounts: William W. Lovette, $594 and Gary D. Tucker, $266.

iv.	The Company incurred $22,731 in expenses related to William W. Lovette's relocation to the Greeley, Colorado area.

v.
Fabio Sandri received a one-time cash payment of $20,000 to assist with expenses related to his relocation to the Greeley, Colorado area. Gary D. Tucker received $5,000 to assist with expenses related to his relocation to the Greeley, Colorado area and $1,798 as a tax gross-up payment relating to the relocation benefit.

vi.
Gary D. Tucker received $817,308 in connection with his departure on June 6, 2011. Under the Letter Agreement, Mr. Tucker received a lump-sum cash severance payment of $650,000. Under the Company's severance plan, Mr. Tucker also received a lump-sum cash severance payment of $150,000 and $17,308 in accrued vacation.

(b)	Don Jackson resigned as Chief Executive Officer and President effective as of January 2, 2011.

(c)	Gary D. Tucker resigned as Principal Financial Officer effective June 6, 2011.

(d)
In December 2009, we changed the Company's fiscal year end from the Saturday nearest September 30 of each year to the last Sunday in December of each year. The change was effective with the Company's 2010 fiscal year, which began on September 27, 2009, and ended on December 26, 2010, and resulted in an approximate three-month transition period which began September 27, 2009 and ended December 27, 2009. The transition period is entitled “2009T.”

(e)	Bonuses paid to William W. Lovette included a one-time signing bonus of $250,000 and $500,000 under the STIP in connection with the Lovette Employment Agreement.

(f)
As a result of Dr. Jackson's resignation as our Chief Executive Officer and President effective as of January 2, 2011, under the Jackson Employment Agreement, Dr. Jackson was obligated to repay a portion of the $3,000,000 signing bonus he received in connection with his initial employment with the Company. On February 11, 2011, Dr. Jackson paid the Company $1,083,333 of his signing bonus according to the terms of his agreement. The 2009 bonus amount is adjusted to reflect the repayment.

(g)	Fabio Sandri received a one-time signing bonus of $75,000 in connection with his employment with the Company.

(h)
Mr. Lovette received 200,000 shares of restricted stock in connection with entering into an employment agreement with the Company. The amounts in this column reflects the value of the restricted stock granted to Mr. Lovette as determined in accordance with Accounting Standards Codification Topic 718, Compensation – Stock Compensation. The value of the stock award at date of grant was $1,420,000 based on the close price of the Company's common stock on January 14, 2011.

2011 Grants of Plan-Based Awards Table

Name	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(a)
	Threshold ($)	Target ($)	Maximum ($)
William W. Lovette	500,000	1,000,000	10,000,000
Fabio Sandri	187,500	375,000	10,000,000

(a)
The amounts reported in these columns reflect the threshold, target and maximum amounts available under the STIP. Threshold, target and maximum amounts under the STIP were determined by the Compensation Committee in February 2011. The threshold and target for Mr. Lovette were determined in accordance with the Lovette Employment Agreement. Under the terms of the STIP, our Compensation Committee is responsible for determining whether the Company meets its performance targets for a performance period. For 2011, the Compensation Committee determined the threshold EBITDA amount for payment of bonuses under the STIP was not met. Under the Lovette Employment Agreement, Mr. Lovette's bonus for 2011 was guaranteed not be less than $500,000.

2011 Outstanding Equity Awards at Fiscal Year-End

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
William W. Lovette	200,000	1,198,000	—	—

(a)
As an inducement to Mr. Lovette's employment with the Company and Mr. Lovette's execution of the Lovette Employment Agreement, as described below, the Company awarded Mr. Lovette 200,000 restricted shares of Pilgrim's Pride common stock. One-half of his restricted shares will vest on January 14, 2013 and the remaining restricted shares will vest on January 14, 2014, in each case, subject to Mr. Lovette's continued employment with the Company through the applicable vesting date.

Jackson Employment Agreement
In December 2008, Dr. Jackson was appointed as our Chief Executive Officer and President. On January 27, 2009, the Bankruptcy Court approved and executed the Jackson Employment Agreement with Dr. Jackson.
Base Salary and Incentive Compensation
Under the Jackson Employment Agreement, Dr. Jackson received an annual base salary of not less than $1,500,000. Dr. Jackson was also eligible to participate in all incentive plans, practices, policies and programs applicable generally to other executive personnel of the Company, including, but not limited to, the STIP and the LTIP.
Perquisites and Other Personal Benefits
Under the Jackson Employment Agreement, Dr. Jackson was entitled to participate in the Company's savings and retirement plans, practices and programs generally applicable to other executive personnel of the Company. Dr. Jackson was also eligible to participate in all group benefits plans and programs the Company had established for its executive employees.
Dr. Jackson's Separation from Pilgrim's Pride
On December 16, 2010, Dr. Jackson informed the Board of his decision to resign as Chief Executive Officer and President effective as of January 2, 2011. Dr. Jackson resigned to assume the position of Chief Executive Officer and President of JBS USA. Dr. Jackson continues to serve as a member of the Board as a JBS Director. Under the Jackson Employment Agreement, Dr. Jackson was not entitled to any severance payment in connection with his resignation and was obligated to repay a portion of the $3,000,000 signing bonus he received in connection with his initial employment with the Company. On February 11, 2011, Dr. Jackson paid the Company $1,083,333 of his signing bonus according to the terms of his agreement.
Lovette Employment Agreement
In December 2010, the Board approved the appointment of Mr. Lovette, as our Chief Executive Officer and President, effective January 3, 2011. On January 14, 2011, we entered into an employment agreement with Mr. Lovette (the “Lovette Employment Agreement”). Mr. Lovette brings more than 29 years of industry leadership experience to the Company. In light of Mr. Lovette's significant industry-specific experience, the Compensation Committee decided that it was necessary to offer an employment agreement to Mr. Lovette in order to create an incentive for him to join the Company. The Lovette Employment Agreement will expire on January 14, 2014, unless otherwise terminated pursuant to its terms.
Base Salary and Incentive Compensation
Under the Lovette Employment Agreement, Mr. Lovette receives an annual base salary of not less than $1,000,000. Mr. Lovette also received a one-time signing bonus of $250,000, which was subject to repayment on a pro-rata basis over a one-year period if his employment with the Company ends for any reason prior to December 31, 2011 or he had not established residency in the vicinity of the Company's headquarters in Colorado by such date. Mr.

Lovette has moved his residency to Colorado and is not required to repay the signing bonus. For each full year during the term of employment, Mr. Lovette will be eligible to earn an annual cash bonus under the STIP. Mr. Lovette's individual performance targets and bonus for 2011 are as follows:

2011 EBITDA	Bonus Amount
$400 million	$500,000
$500 million	$1,000,000
Above $500 million	$1,000,000 plus .5% (i.e., .005) of the excess above $500 million EBITDA

Under the Lovette Employment Agreement, Mr. Lovette's bonus for 2011 was guaranteed not to be less than $500,000. Under the STIP, the maximum bonus that Mr. Lovette could receive was $10,000,000. For purposes of Mr. Lovette's bonus, “EBITDA” for each applicable period shall be determined by the Board in accordance the Company's audited financial statements and US GAAP as applied on a consistent basis by the Company.
Perquisites and Other Personal Benefits
Under the Lovette Employment Agreement, Mr. Lovette is entitled to participate in the Company's savings and retirement plans, practices and programs generally applicable to other executive personnel of the Company.  Mr. Lovette is also eligible to participate in all group benefits plans and programs the Company has established or may establish for its executive employees, including the Company's executive relocation policy and repayment agreement, which provides moving and other relocation related expenses, including assistance selling a home and temporary housing. Any amounts under the executive relocation policy and repayment agreement must be repaid if employment is terminated within one year from the hire date.
Under the Lovette Employment Agreement, the Company agreed to purchase Mr. Lovette's residence in Arkansas on reasonable and customary commercial terms and at a purchase price not to exceed approximately $2.13 million. Consequently, Mr. Lovette transferred all of his rights and the Company assumed all obligations relative to the property for the purchase price of $2.13 million. For additional information, see "Related Party Transactions - Certain Transactions."
Restricted Stock Grant
As an inducement to Mr. Lovette's employment with the Company and Mr. Lovette's execution of the Lovette Employment Agreement, the Company awarded Mr. Lovette 200,000 restricted shares of Pilgrim's Pride common stock. One-half of his restricted shares will vest on January 14, 2013 and the remaining restricted shares will vest on January 14, 2014, in each case, subject to Mr. Lovette's continued employment with the Company through the applicable vesting date.
Severance Payments
Mr. Lovette's employment agreement can be terminated at any time by the Company. If the Company terminates him other than for “cause” during the term of his agreement, the Company will continue to pay him his base salary for two years following such termination, subject to certain requirements, including the delivery of a customary release. Under the Lovette Employment Agreement, no other severance or termination payments or benefits will be payable to Mr. Lovette as a result of his termination or resignation of employment, including under the Severance Plan, as described below.
For the purposes of the Lovette Employment Agreement “cause” means, as determined by the Board: (i) Mr. Lovette's conviction in a court of law of, or entry of a guilty plea or plea of no contest to, a felony charge (regardless of whether subject to appeal); (ii) Mr. Lovette's willful and continued failure to perform substantially his duties for the Company (other than any such failure resulting from Mr. Lovette's incapacity due to physical or mental illness); (iii) any willful act that constitutes on Mr. Lovette's part fraud, dishonesty in any material respect, breach of fiduciary duty, misappropriation, embezzlement or gross misfeasance of duty; (iv) Mr. Lovette's willful disregard or continued breach in any material respect of published Company policies and procedures or codes of ethics or business conduct; or (v) any other material breach by Mr. Lovette of any provision of the Lovette Employment Agreement.

Tucker Letter Agreement
General Terms
Gary Tucker was appointed as the Company's Principal Financial Officer upon the Company's emergence from the Chapter 11 bankruptcy proceedings on December 28, 2009. Mr. Tucker also served as the Company's Senior Vice President, Corporate Controller. On June 1, 2010, Mr. Tucker entered into a letter agreement (the "Letter Agreement") with us pursuant to which Mr. Tucker received a specific compensation package in exchange for his commitment to forfeit the change in control agreement between the Company and Mr. Tucker dated October 10, 2008 and relocate his principal place of business to the Greeley, Colorado area. Under the agreement, Mr. Tucker's annual base salary was increased from $250,215 to $300,000 effective June 1, 2010. The Letter Agreement provided that Mr. Tucker would be eligible to receive a target bonus equal to 50% of his annual base salary, contingent upon Mr. Tucker's continued employment through the 2011 calendar year, as well as the Company making a EBITDA threshold earnings goal of $425 million. The potential bonus award was granted under the STIP. However, because Mr. Tucker's employment was terminated effective June 6, 2011, he did not receive this bonus award.
Under the Letter Agreement, Mr. Tucker was entitled receive a one-time cash payment equal to $650,000 payable upon the earliest of (i) the mandatory exchange transaction (the “Mandatory Exchange Transaction”) of the Company's common stock for shares of common stock of JBS USA, (ii) any similar event to the Mandatory Exchange Transaction whereby the Company would cease to be deemed a publicly-traded company or would merge with JBS USA and (iii) the date of termination of Mr. Tucker's employment for any reason other than “cause” as defined below.
Under the Letter Agreement, “cause” means any one of the following specific material acts or failure to act by an executive: (i) executive's conviction in a court of law of, or entry of a guilty plea or plea of no contest, to a felony charge (regardless of whether subject to appeal); (ii) the willful and continued failure of executive to perform substantially executive's duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness or following executive's delivery of a notice of termination for good reason); (iii) any willful act that constitutes, on the part of executive, fraud, dishonesty in any material respect, breach of fiduciary duty, misappropriation, embezzlement or gross misfeasance of duty; (iv) willful disregard or continued breach in any material respect of published Company policies and procedures, codes of ethics or business conduct or any material duty or obligation under the agreement; provided, however, that in the case of (ii) and (iv) above, such conduct or omission shall not constitute “cause” unless the Board, the Chief Executive Officer or the Company shall have delivered to executive notice identifying with specificity (a) the conduct or omission the Board, Chief Executive Officer or the Company believes constitutes “cause,” (b) reasonable action that would remedy such objection, and (c) a reasonable time (not less than 30 days) within which executive may take such remedial action, and executive shall not have taken such specified remedial action within the specified time.
Mr. Tucker's Separation from Pilgrim's Pride
Mr. Tucker's employment was terminated effective June 6, 2011. Under the Letter Agreement, Mr. Tucker received a lump-sum cash severance payment of $650,000. In addition, Mr. Tucker received a lump-sum cash payment equal to $150,000 and a vacation pay-out equal to $17,308 under the Severance Plan, as described below.
Sandri Employment Terms
As discussed above Fabio Sandri was appointed as the Company's Chief Financial Officer effective June 6, 2011. His appointment was approved by the Board of Directors on June 1, 2011. Mr. Sandri is provided an annual base salary of $375,000 and eligibility to participate in the STIP with a bonus target equal to 100% of the annual base salary. For additional information regarding Mr. Sandri's bonus award, see “Compensation Discussion and Analysis - Components of Compensation - Annual Cash Incentive Compensation.”
Mr. Sandri received a one-time signing bonus of $75,000 and a one-time payment of $20,000 to assist with expenses related to his relocation to the Greeley, Colorado area. Both of these payments are subject to repayment in full if he voluntarily resigns or is terminated for cause prior to June 6, 2013. Mr. Sandri is also eligible to participate in the Company's other benefit plans that are generally available to the Company's senior officers.

Short Term Incentive Plan
In September 2009, our Board approved, subject to confirmation of the Plan of Reorganization by the Bankruptcy Court and the approval of our stockholders, the STIP, a new annual incentive program for use following the Company's exit from bankruptcy, providing for the grant of bonus awards payable upon achievement of specified performance goals. The Bankruptcy Court and the stockholders approved the STIP in connection with the confirmation of the Plan of Reorganization in December 2009. The STIP permits the grant of awards that are not intended to qualify as deductible under section 162(m) of the Code. Full-time salaried, exempt employees of the Company and its affiliates who are selected by the administering committee, in its sole discretion, will be eligible to participate in the STIP. The awards under the STIP may be paid, at the option of the Compensation Committee, in cash, or in the Company's common stock, or in any combination of cash and common stock. The Compensation Committee currently administers the STIP and establishes performance periods under the STIP, which may be of varying and overlapping durations. For each performance period, the Compensation Committee may establish one or more objectively determinable performance goals, based upon one or more of a variety of performance criteria specified in the STIP. In addition, for bonus awards not intended to qualify as qualified performance-based compensation, the Compensation Committee may establish performance goals based on other performance criteria as it deems appropriate in its sole discretion.
For each award under the STIP, the Committee, in its discretion, may make objectively determinable adjustments to one or more of the performance goals. Such adjustments may include or exclude one or more of the following: items that are extraordinary or unusual in nature or infrequent in occurrence, including one-time or non-recurring items; items related to a change in US GAAP; items related to financing activities; expenses for restructuring or productivity initiatives; other non-operating items; items related to acquisitions, including transaction-related charges and amortization; items attributable to the business operations of any entity acquired by the Company during the performance period; items related to the disposal of a business or segment of a business; items related to discontinued operations that do not qualify as a segment of a business under US GAAP; taxes; stock-based compensation; non-cash items; and any other items of significant income or expense which are determined to be appropriate adjustments.
Under the terms of the STIP, the maximum aggregate amount of all awards intended to constitute qualified performance-based compensation granted to a participant with regard to any fiscal year will not exceed $10,000,000.
401(k) Salary Deferral Plan
Our executive officers receive no special employee benefits. During 2011, our executive officers were able to participate on the same basis as other employees in the Company's 401(k) Plan. Contributions to the 401(k) Plan are made up of a 30% matching contribution on the first 6% of pay to the extent such contributions are not in excess of the Code limits on contributions to 401(k) plans. Under the 401(k) Plan, the Company may make additional matching contributions or other profit sharing contributions at its discretion. There were no discretionary contributions in 2011. All full-time employees in the U.S. are eligible to participate in the 401(k) Plan. We do not have any other pension plan for our executive officers.
Contributions to Named Executive Officers made in 2011 under our 401(k) Plan are reported in the Summary Compensation Table above.

2011 Potential Payments Upon Termination

The information below describes certain compensation that would be paid to William W. Lovette, our Chief Executive Officer, and Fabio Sandri, our Chief Financial Officer, in the event of a termination of their respective employment with the Company. The Company has no arrangements under which the Named Executive Officers would receive any payments or benefits upon a change in control of the Company. The amounts shown in the table below assume that such a termination of employment occurred on December 25, 2011.

Executive Officer / Element of Compensation	Termination for Cause ($)	Termination due to Death or Disability ($)	Termination Other than for Cause, Death or Disability ($)
William W. Lovette
Severance payment(a)	—	—	2,000,000
Accrued vacation amount	38,462	38,462	38,462
Total for Mr. Lovette	38,462	38,462	2,038,462

Fabio Sandri
Severance payment	—	—	129,808
Accrued vacation amount	14,423	14,423	14,423
Total for Mr. Sandri	14,423	14,423	144,231

(a)
Under the Lovette Employment Agreement, the Company can terminate the agreement at any time. If the Company terminates Mr. Lovette other than for “cause”, as described above, during the term of his agreement, the Company will continue to pay him his base salary for two years following such termination, subject to certain requirements, including the delivery of a customary release. Under the Lovette Employment Agreement, no other severance or termination payments or benefits will be payable to Mr. Lovette as a result of his termination or resignation of employment, including under the Severance Plan, as described above.

Our former executive officer, Dr. Jackson resigned as Chief Executive Officer and President of the Company effective as of January 2, 2011. Dr. Jackson resigned to assume the position of Chief Executive Officer and President of JBS USA. Under the Jackson Employment Agreement, Dr. Jackson was not entitled to any severance payment in connection with his resignation and was obligated to repay a portion of the $3,000,000 signing bonus he received in connection with his initial employment with the Company. On February 11, 2011, Dr. Jackson paid the Company $1,083,333 of his signing bonus according to the terms of his agreement. In connection with Dr. Jackson's separation from the Company, we terminated his change in control agreement that was executed in September 2009. Regarding our former Principal Financial Officer, Mr. Tucker's employment was terminated effective June 6, 2011. Under the Letter Agreement, Mr. Tucker received a lump sum cash severance payment of $650,000. In addition, Mr. Tucker received a lump sum cash payment equal to $150,000 and vacation pay-out equal to $17,308 under the Severance Plan.
Severance Plan
During 2011, we maintained the Pilgrim's Pride Corporation Severance Plan (the “Severance Plan”), pursuant to which we provided severance payments to eligible employees, including certain Named Executive Officers, if their employment was terminated “without cause.” For the purposes of the Severance Plan, termination “for cause” means termination of employment because of (i) negligence or misconduct by the individual in the performance of his/her duties for the Company, (ii) non-performance by the individual of his/her duties for the Company, (iii) the individual's conviction for or admission of a felony offense, or the individual's indictment for a criminal offense involving or relating to the business of the Company, (iv) excessive tardiness or absenteeism pursuant to Company policies, (v) act of fraud, dishonesty, or embezzlement by the individual with respect to the Company, or (vi) misconduct by the individual, which, in the judgment of the Company, brings the reputation of the Company into disrepute or causes the individual to be unable to perform his/her duties.
The Severance Plan does not cover termination due to death, disability or retirement, termination for cause or termination at the end of the leave of absence that exceeded the maximum permitted by the Company. Under the Severance Plan, in exchange for signing an enforceable waiver and release agreement, upon termination without cause, a Named Executive Officer was entitled to receive as severance pay an amount equal to: one week per year of service with the Company, plus a minimum of 16 supplemental weeks (in addition to years of service amount), with a total maximum of 52 weeks of pay. In addition, if the Company provided less than two weeks notice of termination without cause, an executive officer would have been entitled up to two additional weeks of severance in lieu of notice. Additional benefits available to eligible employees under the Severance Plan included career transition services as determined by the Company, including without limitation, written materials, company sponsored training and job fairs. Under the Lovette Employment Agreement, Mr. Lovette is not entitled to any severance or termination payments or benefits under the Severance Plan.
Compensation Risks
The Company has reviewed and assessed our compensation policies and practices to determine whether they are reasonably likely to have a material adverse effect on the Company. The Company's management reviews compensation policies for the presence of certain elements that could encourage employees to take unnecessary or excessive risks; the ratios and level of incentive to fixed compensation, annual to long-term compensation and cash to equity compensation; and the comparison of compensation expense to earnings of the Company. Management's assessment of the Company's compensation policies is reviewed by the Compensation Committee as part of its risk oversight function.
The Company believes that its compensation programs for employees and executive officers are appropriately tailored to encourage employees to grow our business, but not to encourage them to do so in a way that poses unnecessary or excessive material risk. In particular, in 2011, the Company's compensation programs were designed to provide the following:

•	elements that reward short-term and, for the Chief Executive Officer, long-term performance;

•	for our executive officers, incentive compensation that rewards performance based on Company performance; and

•	compensation with fixed and variable components.
As a result, the Company believes that executive officers and key employees receive a balance between competitive remuneration to encourage retention and compensation designed to provide opportunities to earn more by successfully executing our business strategy. The Company believes the design of these programs encourages our executive officers and key employees to perform at high levels and maximize Company performance without focusing exclusively on compensation performance metrics to the detriment of other important business metrics.
The Company also believes that its compensation program for the Chief Executive Officer does not encourage excessive risk taking because the above compensation elements coupled with his equity ownership in the Company provide a proper mix between long and short-term incentives. A significant portion of Mr. Lovette's total compensation is performance-based and tied to the profitability of the Company. Specifically, under the Lovette Employment Agreement, Mr. Lovette is eligible to receive an annual cash bonus payable in accordance with the STIP based on the Company's EBITDA. Additionally, Mr. Lovette currently owns a level of equity that the Company believes provides sufficient long-term incentives. The Company believes that Mr. Lovette's beneficial ownership, which encourages long-term focus on sustainable performance, aligns his interests with those of our stockholders.
Overall, the Company concluded that there were no risks arising from our compensation policies and practices that are reasonably likely to have a material adverse effect on the Company.
Compensation Committee Interlocks and Insider Participation
During 2011, the members of the Compensation Committee were Wesley Mendonça Batista, Michael L. Cooper and Wallim Cruz de Vasconcellos Junior. No member of the Committee was, during 2011, an officer, former officer or employee of the Company or any of our subsidiaries. We did not have any compensation committee interlocks in 2011.

2011 DIRECTOR COMPENSATION TABLE

The following table sets forth certain information with respect to our director compensation for the fiscal year ended December 25, 2011. Wesley Mendonça Batista, Joesley Mendonça Batista, Don Jackson and William W. Lovette did not receive any compensation solely for service as Directors.

Director	Year	Fees Earned or Paid in Cash	Non-equity Incentive Plan Compensation	All Other Compensation	Total
Marcus Vinicius Pratini de Moraes	2011	$158,000	$—	$—	$158,000
Wallim Cruz Vasconcellos Junior	2011	209,500	—	—	209,500
Lonnie “Bo” Pilgrim	2011	158,000	—	—	158,000
Michael L. Cooper	2011	214,500	—	—	214,500
Charles Macaluso	2011	196,500	—	—	196,500

On December 28, 2009, upon the Company's emergence from Chapter 11 bankruptcy proceedings, the Board approved a new compensation program for Directors (the “Program”). Under the Program, directors who are employed by the Company following its emergence from bankruptcy or any of its subsidiaries will not receive any additional compensation for their services as directors. The Program provides that each non-employee Director will receive an annual retainer of $140,000, paid quarterly in arrears, composed of $70,000 in cash with the remainder consisting of either cash or a combination of cash and equity awards to be determined by the Board. During 2011, the entire retainer was paid in cash. In addition, non-employee directors will each receive $1,500 per Board meeting they attend in person, plus expenses. The Chairmen of the Audit Committee and Compensation Committee will each receive $15,000 supplemental annual compensation, and other members of those committees will each receive an additional $10,000 per year. The Chairmen of other Board committees will each receive $10,000 supplemental annual compensation, with other members of such committees each receiving an additional $5,000 per year. Committee Chairmen and other committee members will each also receive $1,500 and $1,000, respectively, per committee meeting they attend in person, plus expenses.

RELATED PARTY TRANSACTIONS
Related Party Transactions Policy
During 2011, in accordance with its Charter, our Audit Committee was responsible for reviewing and approving the terms and conditions of all proposed transactions between us and any of our officers or Directors, or relatives or affiliates of any such officers or Directors. Furthermore, we adopted a restated certificate of incorporation upon our emergence from Chapter 11 bankruptcy proceedings on December 28, 2009 which provides that all transactions required to be disclosed under Item 404 of Regulation S-K under the Exchange Act (“related party transactions”) must first be reviewed, evaluated and approved by the Audit Committee or other committee comprised solely of independent directors, such approval to be evidenced by a resolution stating that such committee has, in good faith, unanimously determined that such transaction complies with the provisions our certificate of incorporation governing related party transactions. Any Audit Committee or other independent body member who was or is not independent with respect to a related party transaction under review has been required by our Audit Committee Charter to disclose his or her lack of independence to the remaining committee members and abstain from the review and approval of that transaction.
See “Certain Transactions” for the description of the related party transactions in effect since the beginning of 2011.
Certain Transactions
During 2011, we have been a party to certain transactions with our current and former Directors and executive officers. These transactions, along with all other transactions between us and affiliated persons, received the approval of the prior Audit Committee and our current Audit Committee, as applicable. Company management analyzed the terms of all contracts entered into with related parties and believed that they were substantially similar to, and contained terms not less favorable to us than, those obtainable from unaffiliated parties.
On January 19, 2010, we entered into an agreement with JBS USA in order to allocate costs associated with JBS USA's procurement of SAP licenses and maintenance services for its combined companies. Under this agreement, the fees associated with procuring SAP licenses and maintenance services are allocated between the Company and JBS USA in proportion to the percentage of licenses used by each company. The agreement expires on the date of expiration, or earlier termination, of each underlying SAP license agreement.
On May 5, 2010, we also entered into an agreement with JBS USA in order to allocate the costs of supporting the business operations by one consolidated corporate team, which have historically been supported by their respective corporate teams. Expenditures paid by JBS USA on behalf of the Company will be reimbursed by the Company, and expenditures paid by the Company on behalf of JBS USA will be reimbursed by JBS USA. This agreement expires on May 5, 2015. During 2011, JBS USA incurred approximately $26,331,339 in expenditures paid on our behalf, including the procurement and maintenance of SAP licenses. During 2011, we incurred approximately $1,312,270 in expenditures paid on behalf of JBS USA.
We routinely enter transactions to purchase products from JBS USA and to sell our products to them. During 2011, our purchases from JBS USA totaled $173,080,865 and our sales to JBS USA totaled $117,908,935.
In connection with the bankruptcy court order approving and confirming our joint plan of reorganization, the Company and Lonnie “Bo” Pilgrim entered into the Consulting Agreement, which became effective on December 28, 2009, the effective date of our emergence from Chapter 11 bankruptcy. The terms of the Consulting Agreement include, among other things, the following:

•	The Consulting Agreement has a five-year term that expires on December 28, 2014;

•	Mr. Pilgrim will provide services to the Company that are comparable in the aggregate with the services provided by him to the Company prior to the effective date of the Consulting Agreement;

•	Mr. Pilgrim will be appointed to the Board of Directors of the Company and during the term of the Consulting Agreement will be nominated for subsequent terms on the Board;

•	Mr. Pilgrim will be compensated for services rendered to the Company at a rate of $1.5 million per year for the term of the Consulting Agreement;

•	Mr. Pilgrim will be subject to customary non-solicitation and non-competition provision; and

•	Mr. Pilgrim and his spouse will be provided with medical benefits (or will be compensated for medical coverage) that are comparable in the aggregate to the medical benefits afforded to employees of the Company.
On March 12, 2012, Lonnie "Bo" Pilgrim resigned from his position as the Founder Director. As a result, Mr. Pilgrim will not be nominated for subsequent terms on the Board of Directors during the remaining term of the Consulting Agreement.
We have entered into chicken grower contracts involving farms owned by Lonnie "Bo" Pilgrim, providing the placement of Company-owned flocks on his farms during the grow-out phase of production. These contracts are on terms substantially the same as contracts we enter into with unaffiliated parties and can be terminated by either party upon completion of the grow-out of each flock. The aggregate amount paid by us to Mr. Pilgrim under these grower contracts was $1,131,750 during 2011. Subsequent to 2011 and through February 26, 2012, the amount paid under the grower contracts was $248,983.
During 2011, we provided various general supplies and other items to the farms owned by Lonnie “Bo” Pilgrim and Pilgrim Poultry G.P. (“PPGP”). Lonnie “Bo” Pilgrim is the sole proprietor of PPGP. PPGP paid the Company $21,697 during 2011 for these general supplies. Subsequent to 2011 and through February 26, 2012, no payments have been made by PPGP.
Lonnie "Bo" Pilgrim has deposited $300,000 with the Company as an advance for miscellaneous expenditures.
During 2011, the Company maintained depository accounts with a financial institution of which Lonnie “Bo” Pilgrim is a major stockholder. Fees paid to this bank in 2011 were insignificant. At December 25, 2011, we had bank balances at this financial institution of approximately $1.9 million.
From time to time, the Company has purchased grain from Pat Pilgrim, a son of Lonnie “Bo” Pilgrim, in transactions pre-approved by the Audit Committee. We paid him $136,096 for such purchases in 2011. Subsequent to 2011 and through February 26, 2012, we paid $19,058 for grain from Pat Pilgrim. Pat Pilgrim also provided general and hauling services to us in 2011, for which he was paid $17,955. Subsequent to 2011 and through February 26, 2012, we paid $9,385 for hauling services from Pat Pilgrim. In September 2011, he paid the Company $15,977 for land he leased from us. On November 30, 2005, the Audit Committee pre-approved our entering into three contracts with Pat Pilgrim, a general services agreement, a transportation agreement and a lease. In February 2008, we entered into a new ground lease agreement, which was pre-approved by the Audit Committee, pursuant to which Pat Pilgrim rents land from the Company. The lease agreement, which was for a one year initial term, renews for an additional year at the end of each term, but the agreement can be terminated by either party without cause.
In 2009, Mr. Lonnie Ken Pilgrim, our former Senior Vice President, Transportation and a son of Lonnie "Bo" Pilgrim, our former Founder Director, received a tax gross-up payment of $758,770. To the extent Mr. Lonnie Ken Pilgrim receives a tax refund from the Internal Revenue Service, he is obligated to repay the amount of the refund to the Company.
Under the Lovette Employment Agreement, the Company agreed to purchase Mr. Lovette's residence in Arkansas on reasonable and customary commercial terms and at a purchase price not to exceed approximately $2.13 million.  Consequently, Mr. Lovette transferred all of his rights and the Company assumed all obligations relative to the property for the purchase price of $2.13 million. His home has not yet been resold. The Company will be responsible for commissions and closing costs on the resale of the home.  See footnote (a)(iv) to the “Summary Compensation Table” for moving expenses and other benefits provided to Mr. Lovette in connection with his relocation to the Greeley, Colorado area.
On June 23, 2011, the Company entered into a Subordinated Loan Agreement with JBS USA (the “Subordinated Loan Agreement”), which provided an aggregate commitment of $100.0 million. On June 23, 2011, JBS USA made a term loan to the Company in the principal amount of $50.0 million. In addition, JBS USA agreed to make an additional one-time term loan in the principal amount of $50.0 million if the Company's availability under the revolving loan commitment in the Company's exit credit facility fell below $200.0 million. Pursuant to the terms of the Subordinated Loan Agreement, we also agreed to reimburse JBS USA up to $56.5 million for draws upon any letters of credit issued for JBS USA's account that support certain obligations of Mayflower Insurance Company, Ltd., a wholly owned subsidiary of the Company. The commitment under the Subordinated Loan Agreement will terminate on the earlier to occur of (i) the date on which all amounts owing under our senior unsecured notes due 2018 and our exit credit facility are due and payable in accordance with its terms or (ii) June 27, 2015. Loans under the Subordinated Loan Agreement mature on June 28, 2015. Additionally, on December 16, 2011, the Company entered into an amendment to the Subordinated Loan Agreement which, among other things, provided that if the Company consummates a rights offering of its common stock of at least $200,000,000 on or before March 24, 2012 (unless such date is extended in accordance with the terms of our exit credit facility), the loan commitment under the Subordinated Loan Agreement will be terminated. Further, our exit credit facility, as amended, also provides that if the rights offering occurs, then (i) the Company, at its option, is permitted to prepay the outstanding $50.0 million term loan under the Subordinated Loan Agreement and (ii) the existing commitment of JBS USA to make an additional $50.0 million term loan to the Company under the Subordinated Loan Agreement will be terminated. On March 7, 2012, the Company repaid to JBS USA the $50.0 million of principal plus $3.5 million of accrued interest under the Subordinated Loan Agreement. The Audit Committee of the Company's Board of Directors reviewed and approved the above arrangements and amendments.
JBS USA agreed to provide letters of credit in the amount of $56.5 million to an insurance company serving the Company in order to allow that insurance company to return cash it held as collateral against potential workers compensation, auto and general liability claims. In return for providing this letter of credit, the Company is reimbursing JBS USA for the cost of the letter of credit JBS USA would incur under its revolving credit agreement. The total costs accrued by the Company in 2011 to reimburse JBS USA was $0.4 million.
On October 7, 2011, the Company and certain of its wholly owned subsidiaries entered into an agreement with JBS USA, LLC and JBS Trading International, Inc. to sell certain real property, tractor trailers, inventory, equipment, accounts receivable and other assets related to our distribution and transportation businesses. The purchase price for these assets was $24.5 million, paid in cash, and the transaction closed on November 18, 2011. Company management analyzed the terms of the contract and believe that they were substantially similar to and contain terms no less favorable to us than those obtainable from unaffiliated parties. Additionally, the Audit Committee of the Company's Board of Directors reviewed and approved the above agreement.
On October 26, 2011, the Company entered into an agreement with Swift Pork Company, a wholly owned subsidiary of JBS USA, LLC, to sell certain real property, tractor trailers, inventory, livestock, equipment, accounts receivable and other assets related to our pork business. The purchase price for these assets is $13.0 million, payable in cash, subject to adjustment based on the final accounting of the assets. The closing occurred on December 2, 2011, but the final accounting of the assets will not take place until approximately the second quarter of 2012. Company management analyzed the terms of the contract and believe that they were substantially similar to and contain terms no less favorable to us than those obtainable from unaffiliated parties. Additionally, the Audit Committee of the Company's Board of Directors reviewed and approved the above agreement.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEE INFORMATION
Changes in Certifying Accountants
Effective March 14, 2012, the Company engaged KPMG LLP ("KPMG") as the Company's independent registered public accounting firm for the fiscal year ending December 30, 2012 and any interim periods.  The decision to change auditors was approved by the Audit Committee and the result of a request for proposal process that involved multiple firms, including Ernst & Young LLP ("E&Y"), and was conducted as part of the Company's ongoing efforts to enhance its corporate governance practices.
KPMG has informed the Company that it completed the prospective client evaluation process on March 14, 2012.  On March 8, 2012, the Audit Committee informed E&Y that it will be dismissed as the Company's independent registered public accounting firm.
The reports of E&Y on the Company's consolidated financial statements for the fiscal years ended December 25, 2011 and December 26, 2010 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.
During the fiscal years ended December 25, 2011 and December 26, 2010 and through March 14, 2012 there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference to the subject matter of the disagreement in its report on the consolidated financial statements for such years.
During the fiscal years ended December 25, 2011 and December 26, 2010 and through March 14, 2012, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).
In accordance with Item 304(a)(3) of Regulation S-K, the Company furnished a copy of the above disclosures to E&Y and requested that E&Y provide a letter addressed to the SEC stating whether or not it agrees with the statements made above. A copy of such letter is filed as Exhibit 16.1 to the Company’s Form 8-K filed with the SEC on March 14, 2012.
During the fiscal years ended December 25, 2011 and December 26, 2010 and through March 14, 2012, neither the Company nor anyone on its behalf has consulted with KPMG with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's consolidated financial statements, and neither written nor oral advice was provided to the Company that KPMG concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii)  any matter that was either the subject of disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Items 304 of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).
We provided KPMG with a copy of the Company's Form 8-K filed with the SEC on March 14, 2012 and requested KPMG to provide a letter addressed to the SEC containing any new information, clarification of the expression of our views, or the respects in which it does not agree with the statements made by us.  KPMG has advised us that it has reviewed the disclosures in this report and has no basis upon which to submit such a letter to the SEC.
Audit Fees
Fees for audit services totaled $1,393,440 in 2011 and $1,496,000 in 2010, including fees associated with the annual audit, the audit of internal controls over financial reporting (i.e., the Sarbanes-Oxley 404 Audit), the reviews of our quarterly reports on Form 10-Q, statutory audits required in Mexico and assistance with registration statements and accounting consultations.
Audit-Related Fees
We incurred no fees for audit-related services during 2011 or 2010. Audit-related services principally include transaction assistance, Sarbanes-Oxley 404 assistance and employee benefit plan audits.

Tax Fees
Fees for tax services, which included assistance with a tax compliance audit of our Mexico operations, totaled $28,000 in 2011. We incurred no fees for tax services, including tax compliance, tax advice and tax planning in 2010.
All Other Fees
We incurred no fees for other services not included above during 2011 or 2010.
The Audit Committee pre-approved all audit and non-audit fees of the independent registered public accounting firm during 2011 and 2010.
Pre-Approval Policies and Procedures
In accordance with its Charter, our Audit Committee has established policies and procedures by which it approves in advance any audit and permissible non-audit services to be provided by our independent registered public accounting firm. Under these procedures, prior to the engagement of the independent registered public accounting firm for pre-approved services, requests or applications for the independent registered public accounting firm to provide services must be submitted to our Chief Financial Officer, or his designee, and the Audit Committee and must include a detailed description of the services to be rendered. The Chief Financial Officer, or his designee, and the independent registered public accounting firm must ensure that the independent registered public accounting firm is not engaged to perform the proposed services unless those services are within the list of services that have received the Audit Committee's pre-approval and must cause the Audit Committee to be informed in a timely manner of all services rendered by the independent registered public accounting firm and the related fees.
Requests or applications for the independent registered public accounting firm to provide services that require additions or revisions to the 2012 pre-approval will be submitted to the Audit Committee (or any Audit Committee members who have been delegated pre-approval authority) by the Chief Financial Officer or his designee. Each request or application must include:

•	a recommendation by the Chief Financial Officer (or designee) as to whether the Audit Committee should approve the request or application; and

•
a joint statement of the Chief Financial Officer (or designee) and the independent registered public accounting firm as to whether, in their view, the request or application is consistent with the SEC's regulations and the requirements for auditor independence of the Public Company Accounting Oversight Board.

The Audit Committee also will not permit the engagement to provide any services to the extent that the SEC has prohibited the provision of those services by independent registered public accounting firms.
The Audit Committee delegated authority to the Chairman of the Audit Committee to:

•	pre-approve any services proposed to be provided by the independent registered public accounting firm and not already pre-approved or prohibited by this policy up to $25,000;

•
increase any authorized fee limit for pre-approved services (but not by more than 30% of the initial amount that was pre-approved) before we or our subsidiaries engage the independent registered public accounting firm to perform services for any amount in excess of the fee limit; and

•	investigate further the scope, necessity or advisability of any services as to which pre-approval is sought.
The Chairman of the Audit Committee is required to report any pre-approval or fee increase decisions to the Audit Committee at the next committee meeting.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company's financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm's qualifications and independence, the performance of our internal audit function and the independent registered public accounting firm, risk assessment and risk management. The Audit Committee manages the Company's relationship with its independent registered public accounting firm (who reports directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and to receive appropriate funding, as determined by the Audit Committee, from the Company for such advice and assistance.
The Company's management has primary responsibility for preparing our financial statements and for our financial reporting process. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company's audited financial statements with accounting principles generally accepted in the United States.
In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements with the Company's management.

2.	The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Accounting Standards 114 (as amended or superseded).

3.
The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent public accounting firm's communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm's independence.

4.
Based on the review and discussions set forth above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's annual report on Form 10-K for the year ended December 25, 2011 that was filed with the SEC and that accompanies this proxy statement.

The undersigned members of the Audit Committee have submitted this report to the Board of Directors.

Audit Committee
Michael L. Cooper Charles Macaluso Wallim Cruz De Vasconcellos Junior

PROPOSAL 4. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Board of Directors recommends the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2012. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection.
Representatives of KPMG LLP are expected to be present at the Annual Meeting and to be available to respond to appropriate questions. They will be given the opportunity to make a statement if they wish to do so.
Ernst & Young LLP served as the Company’s independent registered public accounting firm for fiscal year 2011 and reported on the Company’s consolidated financial statements for that year. Representatives of Ernst & Young LLP will not be present at the Annual Meeting.
Our Board of Directors recommends that you vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2012. Proxies will be so voted unless stockholders specify otherwise.
Financial Statements Available
Our annual report on Form 10-K for the fiscal year ended December 25, 2011 is being mailed concurrently with this proxy statement. The annual report does not form any part of the material for the solicitation of proxies. Upon written request of a stockholder, the Company will furnish, without charge, a copy of our annual report. If you would like a copy of the annual report, please contact Pilgrim's Pride Corporation, at: 1770 Promontory Circle, Greeley, Colorado 80634 Attn: Investor Relations. In addition, financial reports and recent filings with the SEC are available on the Internet at www.sec.gov. Company information is also available on the Internet at http://www.pilgrims.com. Information contained on the website is not part of this proxy statement.

SECURITY OWNERSHIP
The following table sets forth, as of March 16, 2012, certain information with respect to the beneficial ownership of our common stock by (i) each person known by us to own more than 5% of the outstanding shares of our common stock (the only class of voting securities outstanding); (ii) each of our Directors, including employee Directors; (iii) our named executive officers; and (iv) all of our current Directors and executive officers as a group. Shares are beneficially owned when the person holding the shares has voting or investment power over the shares or the right to acquire voting or investment power within 60 days. Voting power is the power to vote the shares. Investment power is the power to direct the sale or other disposition of the shares.

Name and Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percent of Outstanding Common Stock	Percent of Voting Power
JBS USA Holdings, Inc.(a)(b)	194,990,667	75.31%	75.31%
1770 Promontory Circle, Greeley, Colorado 80634

Wesley Mendonça Batista(a)(b)	194,990,667	75.31%	75.31%
1770 Promontory Circle, Greeley, Colorado 80634

Joesley Mendonça Batista(a)(b)	194,990,667	75.31%	75.31%
1770 Promontory Circle, Greeley, Colorado 80634

Pilgrim Interests, Ltd.(b)	15,114,575	5.84%	5.84%
2401 South Jefferson Ave., Mt. Pleasant, Texas 75455

Lonnie “Bo” Pilgrim(b)(c)	18,927,849	7.31%	7.31%
2401 South Jefferson Ave., Mt. Pleasant, Texas 75455

Lonnie “Ken” Pilgrim(b)(c)(d)	15,935,004	6.15%	6.15%
2401 South Jefferson Ave., Mt. Pleasant, Texas 75455

Don Jackson	3,356,402	1.30%	1.30%

William W. Lovette	211,000	*	*

Michael L. Cooper	45,317	*	*

Charles Macaluso	—	*	*

Marcus Vinicius Pratini de Moraes	—	*	*

Wallim Cruz De Vasconcellos Junior	—	*	*

Fabio Sandri	2,400	*	*

All executive officers and Directors as a group(a)(b)(c)	198,605,786	76.70%	76.70%
*    Less than 1%.

(a)
JBS USA Holdings, Inc. is a subsidiary of JBS Hungary Holdings Kft., a wholly owned, indirect subsidiary of JBS S.A. JBS S.A. is ultimately controlled by the Batista family, which is comprised of José Batista Sobrinho, the founder of JBS S.A., Flora Mendonça Batista, and their six children, José Batista Júnior, Valéria Batista Mendonça Ramos, Vanessa Mendonça Batista, Wesley Mendonça Batista, Joesley Mendonça Batista and Vivianne Mendonça Batista. The Batista family indirectly owns 100.0% of the issued and outstanding shares of J&F Participações S.A., a Brazilian corporation which owns 44.0% of the outstanding capital of JBS S.A., and, except for Mr. José Batista Sobrinho and Mrs. Flora Mendonça Batista, directly owns 100% of the equity interests in ZMF Fundo de Investimento em Participações, a Brazilian investment fund which owns 6.1% of the outstanding capital of JBS S.A. Wesley Mendonça Batista and Joesley Mendonça Batista are members of our board of directors. Through J&F Participações S.A. and FB Participações S.A, Wesley Mendonça Batista and Joesley Mendonça Batista are members of the Batista family and each beneficially own all shares of our common stock through their controlling interest in JBS S.A. As a result of the ownership structure and other relationships described above, each of JBS USA Holdings, Inc., Wesley Mendonça Batista and Joesley Mendonça Batista is the beneficial owner, with shared voting and dispositive power, of 176,066,229 shares of our common stock.

(b)
Lonnie "Bo" Pilgrim, Pilgrim Interests Ltd., PFCP, Ltd., Pilgrim Family Trust I and Pilgrim Family Trust II have entered into an agreement to sell to JBS USA 18,924,438 shares of the Company's common stock in a private transaction. This agreement was entered into on March 12, 2012, with an anticipated closing date of March 26, 2012. The beneficial ownership of JBS USA, Wesley Mendonça Batista and Joesley Mendonça Batista set forth above also includes these shares. This transaction has resulted in an increase in their beneficial ownership from 68.00% to 75.31% of the Company's outstanding common stock. However, because Mr. Pilgrim and his affiliates owned these shares as of the Record Date, they will have the voting power for these shares at the Annual Meeting.

(c)
Includes 15,114,575 shares of our common stock held of record by Pilgrim Interests, Ltd., a limited partnership formed by Lonnie “Bo” Pilgrim's family, 83,016 shares of common stock held of record by PFCP, Ltd., another limited partnership formed by Lonnie “Bo” Pilgrim's family, 110,561 shares of common stock held of record by Pilgrim Family Trust I, an irrevocable trust for the benefit of Lonnie “Bo” Pilgrim's surviving spouse and children, of which Lonnie Ken Pilgrim, the son of Lonnie “Bo” Pilgrim, and Patricia R. Pilgrim, Lonnie “Bo” Pilgrim's wife, are co-trustees, and 110,559 shares of common stock held of record by Pilgrim Family Trust II, an irrevocable trust for the benefit of Lonnie “Bo” Pilgrim and his children, of which Lonnie “Bo” Pilgrim and Lonnie Ken Pilgrim are co-trustees. Pilgrim Interests, Ltd. is a limited partnership formed by Mr. Pilgrim's family of which the managing general partner is the Lonnie A. Pilgrim 1998 Revocable Trust and the other general partner is Lonnie Ken Pilgrim and the limited partners are Lonnie “Bo” Pilgrim, The Lonnie A. “Bo” Pilgrim Endowment Fund, The Lonnie Ken Pilgrim Issue Trust, The Greta Pilgrim Owens Issue Trust and The Pat Pilgrim Issue Trust. PFCP, Ltd. is a limited partnership formed by Mr. Pilgrim's family of which the managing general partner is the Lonnie A. Pilgrim 1998 Revocable Trust and the other general partner is Lonnie Ken Pilgrim, the class A limited partners are Lonnie “Bo” Pilgrim and Patricia R. Pilgrim and the class B limited partners are Lonnie “Bo” Pilgrim, Patricia R. Pilgrim and Lonnie Ken Pilgrim. The agreement establishing the Lonnie A. Pilgrim 1998 Revocable Trust provides that Lonnie “Bo” Pilgrim is the sole trustee during his life and, after his death, the trustee shall be a board of trustees currently comprised of Patricia R. Pilgrim, Lonnie Ken Pilgrim, S. Key Coker, Charles Black and Donald Wass. The agreement establishing the Lonnie A. Pilgrim 1998 Revocable Trust provides that Lonnie “Bo” Pilgrim as the sole trustee shall have sole voting and dispositive power over the shares of common stock and, after his death, most voting matters, except matters relating to the direct or indirect sale of the shares of common stock, require a majority vote of the board of trustees. Matters relating to the direct or indirect sale of the shares of common stock require a unanimous vote of the board of trustees. Additionally, Pilgrim Interests, Ltd. and PFCP, Ltd. have entered into a Voting Agreement, which may be terminated at any time by the unanimous action of Lonnie “Bo” Pilgrim, acting in his individual capacity and as trustee of the Lonnie A. Pilgrim 1998 Revocable Trust (acting as managing general partner of Pilgrim Interests, Ltd. and PFCP, Ltd.), Patricia R. Pilgrim and Lonnie Ken Pilgrim which provides that Lonnie Ken Pilgrim, Greta Pilgrim Owens, the daughter of Lonnie “Bo” Pilgrim, S. Key Coker, Charles L. Black and Donald L. Wass (the “Voting Representatives”) shall have the sole power to vote the shares of common stock owned by Pilgrim Interests, Ltd. and PFCP, Ltd. All voting decisions require a majority of the Voting Representatives except that (i) the sale of substantially all of the assets of the Company, (ii) the sale or liquidation of the Company, or (iii) the merger of the Company requires a unanimous vote of the Voting Representatives. All other decisions regarding common stock held by Pilgrim Interests, Ltd. and PFCP, Ltd. will be made by the Lonnie A. Pilgrim 1998 Revocable Trust. Includes 176 shares and 1,478 shares held in trust by our 401(k) salary deferral plan for Lonnie “Bo” Pilgrim and Lonnie Ken Pilgrim, respectively, and 3,235 shares held by UGMA for Lonnie “Bo” Pilgrim. Each of Lonnie “Bo” Pilgrim and Lonnie Ken Pilgrim disclaims beneficial ownership of our common stock held, except to the extent of their actual pecuniary interest therein.

(d)
Includes 17,713 shares of common stock held by his wife. Also includes 73,659 shares of common stock held in two irrevocable trusts dated December 15, 1994 and October 31, 1989, of which Lonnie Ken Pilgrim is a co-trustee for the benefit of his children. Lonnie Ken Pilgrim disclaims any beneficial interest in the foregoing shares.

Equity Compensation Plan Information
The following table provides certain information about our common stock that may be issued under our equity plans, as of December 25, 2011.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Option, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by securities holders	—	—	6,688,068(a)
Equity compensation plans not approved by securities holders	—	—	—
Total	—	—	6,688,068(a)

(a)
The shares of our common stock may be issued under the LTIP. As of December 25, 2011, no awards have been issued under the LTIP. For additional information concerning terms of the LTIP, see “Compensation Discussion and Analysis - Components of Compensation - Long Term Incentive Plan.”

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company's officers and Directors, and persons who own more than ten percent of our common stock, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, Directors and persons who own more than ten percent of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based on our review of the copies of such forms, we believe that all other filing requirements applicable to our officers, Directors and persons who own more than ten percent of our common stock were complied with for 2011.
HOUSEHOLDING OF STOCKHOLDER MATERIALS
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement or annual report to stockholders may have been sent to multiple stockholders in the same household. We will promptly deliver a separate copy of either document to any stockholder who requests by writing to our Investor Relations Department at the following address: 1770 Promontory Circle, Greeley, Colorado 80634 or by telephoning (970) 506-8192. Any stockholder who currently is receiving multiple copies and would like to receive only one copy for his or her household should contact his or her bank, broker or other nominee record holder.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 27, 2012
This proxy statement and the Company's 2011 Annual Report are also available electronically on our hosted website. You may view these directly at: www.envisionreports.com/PPC .
To access and review the materials made available electronically:

1.	Go to www.envisionreports.com/PPC.

2.	Enter the 12-digit control number located on the proxy card.

3.	Click “View 2012 Stockholder Material.”
We encourage you to review all of the important information contained in the proxy materials before voting.

OTHER BUSINESS
The Board of Directors is not aware of, and it is not anticipated that there will be presented at the Annual Meeting, any business other than the proposal regarding the election of the Directors, a stockholder advisory vote on executive compensation, a stockholder advisory vote on the frequency of conducting the advisory voting to approve executive compensation and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm described above. If other matters properly come before the Annual Meeting, the persons named on the accompanying proxy card will vote the returned proxies as the Board of Directors recommends.

By order of the Board of Directors,

/s/ William W. Lovette
WILLIAM W. LOVETTE
Greeley, Colorado	President and
March 27, 2012	Chief Executive Officer